Exhibit 2.1

CARSELAND FACILITY INTEREST PURCHASE AND SALE AGREEMENT

between
AGRIUM
and
AGRIUM PRODUCTS INC.
and
AGRIUM INC.
and
TERRA INDUSTRIES INC.
and
TERRA INTERNATIONAL (CANADA) INC.
STRICTLY CONFIDENTIAL

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS AND INTERPRETATION	- 1 -

1.1	Definitions	- 1 -

1.2	Extended Meanings	- 11 -

1.3	Schedules	- 12 -

1.4	Knowledge	- 12 -

ARTICLE 2	PURCHASE AND SALE	- 12 -

2.1	Purchase and Sale	- 12 -

2.2	Purchase Price	- 13 -

2.3	Payment of Purchase Price	- 13 -

2.4	Allocation	- 13 -

2.5	Transfer Taxes	- 13 -

ARTICLE 3	ADJUSTMENTS	- 13 -

3.1	Benefits, Obligations and Liabilities to be Apportioned	- 13 -

3.2	Closing Statement	- 14 -

3.3	Final Statement	- 14 -

3.4	Manner of Payment	- 14 -

ARTICLE 4	CONDITIONS OF CLOSING	- 15 -

4.1	Conditions Precedent	- 15 -

ARTICLE 5	CLOSING	- 17 -

5.1	Closing	- 17 -

5.2	Deliveries at Closing	- 17 -

ARTICLE 6	REPRESENTATIONS AND WARRANTIES	- 18 -

6.1	Representations and Warranties of Vendor	- 18 -

6.2	Representations and Warranties of Agrium Inc	- 23 -

6.3	Representations and Warranties of Agrium Products	- 24 -

6.4	Representations and Warranties of Purchaser	- 25 -

6.5	Representations and Warranties of Terra	- 25 -

6.6	Limitations on Representations and Warranties of Vendor	- 26 -

ARTICLE 7	ANCILLARY AGREEMENTS	- 26 -

7.1	Ancillary Agreements	- 26 -

ARTICLE 8	DEFECT NOTICE	- 28 -

8.1	Defect Notice	- 28 -

ARTICLE 9	INTERIM ACTIVITIES	- 29 -

9.1	Interim Activities	- 29 -

ARTICLE 10	ENVIRONMENTAL MATTERS	- 30 -

10.1	Environmental Matters	- 30 -

ARTICLE 11	TERMINATION	- 31 -

11.1	Grounds for Termination	- 31 -

11.2	Effect of Termination	- 31 -

11.3	Standby Fee	- 31 -

ARTICLE 12	LIABILITIES AND INDEMNITIES	- 32 -

12.1	Liability and Indemnity Obligations	- 32 -

12.2	Limitations of Liability	- 32 -

12.3	Procedure – Indemnities	- 33 -

12.4	No Merger	- 34 -

12.5	Guarantee	- 34 -

ARTICLE 13	CONFIDENTIALITY AND PRIVACY	- 35 -

13.1	Confidentiality Obligations	- 35 -

13.2	Press Release	- 35 -

13.3	Compliance with Applicable Privacy Laws	- 35 -

ARTICLE 14	DISPUTE RESOLUTION	- 35 -

14.1	Dispute Resolution	- 35 -

ARTICLE 15	NOTICES	- 36 -

15.1	Notices	- 36 -

ARTICLE 16	FURTHER ASSURANCES AND COOPERATION	- 38 -

16.1	Further Assurances and Cooperation	- 38 -

16.2	Consents	- 39 -

ARTICLE 17	MISCELLANEOUS	- 40 -

17.1	Transaction Costs	- 40 -

17.2	No Third Party Beneficiary Rights	- 40 -

17.3	Entire Agreement	- 40 -

17.4	Survival	- 40 -

17.5	Severability	- 40 -

17.6	Waiver	- 40 -

17.7	Amendments	- 41 -

17.8	Time	- 41 -

17.9	Governing Law	- 41 -

17.10	Enurement	- 41 -

17.11	Counterpart Execution	- 41 -
Schedules

Schedule “A”:	Carseland Site Maps

Schedule “B”:	Assets Associated with Controlled Release Products
Schedule “C”:	Lands
Schedule “D”:	Purchaser Required Approvals
Schedule “E”:	Vendor Required Approvals
Schedule “F”:	Permitted Encumbrances
Schedule “G”:	Disclosure Letter

CARSELAND FACILITY INTEREST PURCHASE AND SALE AGREEMENT
     THIS AGREEMENT dated and effective this 15th day of February, 2010.
BETWEEN:
     AGRIUM, a general partnership formed under the laws of Alberta (“Vendor”)
AND
     AGRIUM INC., a corporation incorporated under the laws of Canada (“Agrium Inc.”)
AND
     AGRIUM PRODUCTS INC., a corporation incorporated under the laws of Canada (“Agrium Products”)
AND
     TERRA INDUSTRIES INC., a corporation incorporated under the laws of the State of Maryland (“Terra”)
AND
     TERRA INTERNATIONAL (CANADA) INC., a corporation incorporated under the laws of Canada (“Purchaser”).
     WHEREAS Vendor owns a urea and ammonia fertilizer facility located in Carseland, Alberta (the “Facility”);
     AND WHEREAS Agrium Inc. and Agrium Products are legal registered owners of certain of the lands on which the Facility is located;
     AND WHEREAS Agrium Inc. and Terra have entered into a letter agreement dated as of October 18, 2009, as amended by a letter dated November 3, 2009 (the “Letter Agreement”), pursuant to which Agrium Inc. has agreed to sell or cause its Affiliate to sell to Terra or its Affiliate, and Terra has agreed to purchase or cause its Affiliate to purchase from Agrium Inc. or its Affiliate, an undivided 50% interest in and to certain assets relating to the Facility;
     AND WHEREAS pursuant to the Letter Agreement, Agrium Inc. and Terra have agreed to enter into a formal agreement which further reflects and elaborates upon the terms of the Letter Agreement;
     NOW THEREFORE THIS AGREEMENT WITNESSES and the Parties agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1	Definitions
     In this Agreement, including the recitals and Schedules, unless otherwise stated or the context otherwise requires:
(a)	“Adjustment Amount” means the amount resulting from the adjustments to the Base Price contemplated in Section 3.1.
Execution Version

(b)	“Affiliate” of any Person means any other Person who directly or indirectly Controls, or is Controlled by, or is under common Control with, such Person.
(c)	“Agreement” means this Agreement, including the Schedules attached hereto.
(d)	“Agrium Inc.” has the meaning set forth in the recitals hereto.
(e)	“Agrium Products” has the meaning set forth in the recitals hereto.
(f)	“Amended and Restated Urea Supply Agreement” means an Amended and Restated Urea Supply Agreement between Vendor and Terra, as amended and restated as of November 3, 2009, or any agreement that replaces or amends such agreement, in a form that is satisfactory to both Vendor and Purchaser, acting reasonably.
(g)	“Ammonia and Urea Supply Agreement” means an agreement(s) to be entered into among Vendor and Purchaser, or their respective Affiliates, which shall provide for: (a) the purchase of ammonia by Vendor or its Affiliates from Terra or its Affiliates; and (b) an amendment to the existing urea supply agreement between Purchaser and Agrium Advanced Technologies Inc. dated January 1, 2007, which agreement shall be in a form that is satisfactory to both Vendor and Purchaser, acting reasonably, and which agreement shall not be inconsistent with the letter agreement for supply of ammonia and urea dated October 18, 2009 between Agrium Inc. and Terra.
(h)	“Applicable Laws” means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, treaty, restriction, regulatory policy, standard, code or guideline, by-law (zoning or otherwise) or order that applies in whole or in part as in force as of the date hereof or the Closing Date, as applicable.
(i)	“Arbitrators” has the meaning set forth in Section 14.1(c).
(j)	“Authorized Authority” means, in relation to any Person, transaction or event, any: (i) federal, provincial, state, municipal or local authorized body (whether administrative, legislative, executive or otherwise), both domestic and foreign; (ii) agency, authority, commission, bureau, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government; (iii) court, tribunal, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions; and (iv) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including securities exchanges, in each case having jurisdiction over such Person, transaction or event.
(k)	“Base Price” has the meaning set forth in Section 2.2(a).
(l)	“Bond Financing” means the bond financing obtained by Purchaser in the amount of $600,000,000 on October 26, 2009.
(m)	“Bureau” means the Canadian Competition Bureau.
(n)	“Business Day” means a day on which banks are generally open for the transaction of commercial business in Calgary, Alberta, but does not in any event include a Saturday or a Sunday or statutory holiday in Alberta.
(o)	“CF Industries” means CF Industries Holdings, Inc.
(p)	“CF Industries Transaction” means the proposed transaction between CF Industries and Agrium Inc.
Execution Version

(q)	“CF Industries Transaction Closing” means closing of the CF Industries Transaction, which closing shall be deemed to occur concurrently with Agrium Inc.’s acquisition of a majority of the issued and outstanding shares of common stock of CF Industries (on a fully diluted basis) whether by merger or an exchange offer.
(r)	“Claims” means any and all debts, costs, expenses, liabilities, obligations, losses, damages, penalties, proceedings, actions, suits, assessments, reassessments or claims of whatsoever nature or kind including regulatory or administrative (whether or not under common law, on the basis of contract, negligence, strict or absolute liability or liability in tort, or arising out of requirements of Applicable Laws), imposed on, incurred by, suffered by, or asserted against any Person or any property, absolute or contingent, and, except as otherwise expressly provided herein, includes all reasonable out-of-pocket costs, disbursements and expenses paid or incurred by such Person in defending any action and, in the case of a Claim related to Taxes, all interest, penalties, additions to Taxes or additional amounts imposed by any Authorized Authority.
(s)	“Class I Fundamental Representations” means those representations set forth in Sections 6.1(b) (Requisite Authority) and 6.1(c) (Authorization and Enforceability).
(t)	“Class II Fundamental Representations” means those representations set forth in Sections 6.1(a) (Standing), 6.1(i) (Title to Purchased Assets) and 6.1(dd) (No Expropriation).
(u)	“Closing” means the completion of the transactions contemplated by this Agreement on the Closing Date.
(v)	“Closing Cash Payment” has the meaning set forth in Section 2.3.
(w)	“Closing Date” means the date which is the earlier of:
(i)	any closing date required by the Bureau or FTC; or

(ii)	a date agreeable to Vendor and Purchaser, as soon as reasonably practicable following the CF Industries Transaction Closing, provided that, notwithstanding anything to the contrary contained herein, Closing shall occur prior to any deadline imposed by the FTC or the Bureau as part of their approval of the CF Industries Transaction.
(x)	“Closing Statement” has the meaning set forth in Section 3.2.
(y)	“Competition Act” means the Competition Act (Canada).
(z)	“Confidentiality Agreement” means the confidentiality agreement entered into between Agrium Inc. and Terra dated September 16, 2009, as amended from time to time.
(aa)	“Consent” has the meaning set forth in Section 16.2.
(bb)	“Consequential Damages” means damages of an indirect, consequential, special, exemplary or punitive nature, including damages respecting loss or delay of production, or losses resulting therefrom, loss of revenues, loss of profits, loss of business opportunities and similar types of losses.
(cc)	“Control” means one or more of the following:
(i)	a body corporate is controlled by a Person if: (A) securities of the body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate are beneficially owned by the Person; and (B) the votes attached to those securities are sufficient to elect a majority of the directors of the body corporate; or
Execution Version

(ii)	an association, partnership or other organization is controlled by a Person if: (A) more than 50% of the ownership interests, however designated, into which the association, partnership or other organization is divided are beneficially owned by the Person; and (B) the Person is able to direct the business and affairs of the association, partnership or other organization; or

(iii)	a body corporate, association, partnership or other organization is controlled by a Person if the Person has, directly or indirectly, control in fact of the body corporate, association, partnership or other organization; or

(iv)	a body corporate, association, partnership or other organization that controls another body corporate, association, partnership or other organization is deemed to control any body corporate, association, partnership or other organization that is controlled or deemed to be controlled by the other body corporate, association, partnership or other organization.
(dd)	“Controlled Release Facilities” means Vendor’s and its Affiliates’ controlled release product facilities (including products and storage associated therewith).
(ee)	“Co-Ownership Agreement” means an agreement entered into by Vendor and Purchaser, or their respective Affiliates, for purposes of governing the ownership of the Purchased Assets and the shares in the capital of Opco held by Vendor and Purchaser, which agreement shall be in a form that is satisfactory to both Vendor and Purchaser, acting reasonably, provided that such agreement shall not be inconsistent with Schedule B to the Letter Agreement.
(ff)	“CSA Subject Areas” has the meaning set forth in Section 10.1(a).

(gg)	“Defect” means:
(i)	any defect in title to the Purchased Assets;

(ii)	any defect in the construction, condition or operability of the Purchased Assets, ordinary wear and tear and end-of-life reclamation excepted and taking into account the age of the Facility; and

(iii)	any other liabilities (other than environmental liabilities or liabilities of the type set forth in paragraph (i) and (ii) above), including contractual liabilities related to the Purchased Assets outside of the ordinary course (other than such liabilities assumed by Vendor).
(hh)	“Defect Notice” has the meaning set forth in Section 8.1.

(ii)	“DeMinimis Defect” means any single Defect which does not reduce the value of the Purchased Assets by $500,000 or more.

(jj)	“DeMinimis Losses” has the meaning set forth in Section 12.2(a)(i).

(kk)	“Disclosure Letter” means the letter from Agrium Inc. to Terra dated October 18, 2009, a copy of which is attached as Schedule “G”.

(ll)	“Dry Storage Facility” means a 400 metre long dry storage facility equipped with a high capacity reclaim system currently capable of storing approximately 78,000 tonnes of granulated urea and coated urea products.

(mm)	“Excluded Assets” means:
(i)	all Miscellaneous Interests, Tangibles, Intangibles and Lands relating exclusively to the Controlled Release Facilities, including:
Execution Version

(A)	those used exclusively in the production, handling and storage of the Agrium Inc. trademark products, “ESN” and “Duration” (or any such similar product developed by Vendor or its Affiliates) and the Leaseback Lands; and

(B)	all intellectual property rights relating to ESN and Duration, including the following patents:
(I)	Patent US558531;

(II)	Patent US2006/0115586; and

(III)	Patent CAN2149075;
(ii)	all Miscellaneous Interests, Tangibles and Intangibles relating exclusively to the Orica Assets, including:
(A)	the ammonia pipeline located at the Facility and currently used for the delivery of ammonia to Orica as outlined in red in Schedule “A” and/or as further described in Schedule “B”; and

(B)	the following agreements with Orica;
(I)	Ammonia Sales and Purchase Agreement dated January 1, 1993;

(II)	Ammonium Nitrate Sales Agreement dated January 1, 1994;

(III)	AN Sales Agreement dated April 8, 1996;

(IV)	Toll Agreement Letter of April 8, 1996;

(V)	Memorandum of Agreement dated January 1, 2005;

(VI)	Memorandum of Agreement dated December 2007; and

(VII)	Ammonia Sales and Purchase Agreement dated January 1, 2009,
along with all assignments or extensions thereof and amendments thereto;
(iii)	all Miscellaneous Interests relating exclusively to Vendor’s or its Affiliates’ current rights to take and dispose of surplus electricity generated at the portion of the Facility labelled in Schedule “A” as “TRANSCANADA COGEN”, including such rights as contained in the following agreements (along with all assignments and extensions thereof and amendments thereto):
(A)	Carseland Cogeneration Agreement dated July 31, 2001; and

(B)	Carseland Cogeneration Plant Operating Services Agreement dated July 31, 2001;
(iv)	the Inventory; and

(v)	all agreements for the sale of finished product, customer lists, information relating thereto and other commercially sensitive information relating to the sale, shipment or delivery of Facility products to any Third Party, whether prior to or after Closing and all intellectual property currently owned by Agrium Inc. or its Affiliates, including all trademarks and trade names and specifically, the names “Agrium”, “ESN” and “Duration” and any derivative or derivatives thereof, but shall
Execution Version

not include intellectual property necessary for the ammonia production and storage functions of the Facility, including a MW Kellogg designed production plant, nor the intellectual property necessary for the urea production functions of the Facility, including a Stamicarbon designed plant.
(nn)	“Excluded Liabilities” means:
(i)	subject to Sections 9.1(b) to 9.1(e), ordinary course liabilities pertaining to the Purchased Assets and the operation of the Facility prior to Closing;

(ii)	liabilities of Vendor relating to environmental matters to the extent set forth in Article 10;

(iii)	liabilities pertaining to the Purchased Assets, the operation of the Facility or the Inventory which existed, or which arise from a state of facts or circumstances which existed, prior to the Closing, to the extent such obligations and liabilities arise or resulted from Vendor’s breach of its obligations under Article 9;

(iv)	liabilities relating to any Excluded Assets; and

(v)	any obligations or liabilities to the extent related to Claims (excluding other liabilities otherwise expressly provided for in this Agreement) brought by Third Parties based on acts, occurrences or omissions that occurred prior to the Closing Date.
(oo)	“Existing Data” has the meaning set forth in Section 10.1(a).

(pp)	“Facility” has the meaning set forth in the recitals hereto.

(qq)	“Final Adjustment Payment Amount” has the meaning set forth in Section 3.3(a)(iii).

(rr)	“Final Statement” has the meaning set forth in Section 3.3(a).

(ss)	“FTC” means the Federal Trade Commission.

(tt)	“GAAP” or “generally accepted accounting principles” means accounting principles generally accepted in Canada, as described and promulgated by the Canadian Institute of Chartered Accountants that are applicable on the relevant date.

(uu)	“General Conveyance” means a document delivered at Closing pursuant to which Vendor conveys the Purchased Assets to Purchaser.

(vv)	“GST” means the goods and services tax imposed under Part IX of the Excise Tax Act (Canada), as amended, and the regulations thereunder, and the “ETA” means such act and regulations.

(ww)	“Indemnitee” has the meaning set forth in Section 12.3.

(xx)	“Indemnitor” has the meaning set forth in Section 12.3.

(yy)	“Intangibles” means all know-how, inventions, and trade secrets, including business methodologies and processes, utilized in the operation of the Facility.

(zz)	“Interest Rate” means for any day the rate of interest announced by Harris N.A. from time to time as its prime commercial rate in effect on such day.

(aaa)	“Interim Improvement Plan” has the meaning set forth in Section 9.1(c).
Execution Version

(bbb)	“Interim Period” means the period commencing on the date of execution of the Letter Agreement and ending on the earlier of the Closing Date and the termination of this Agreement in accordance with its terms.

(ccc)	“Inventory” means all finished product inventories located in any structure of the Facility as at Closing, including all inventories of ammonia and urea produced at the Facility.

(ddd)	“Lands” means all real property described in Schedule “C” and includes:
(i)	all freehold or fee simple right, title and interest of Vendor and its Affiliates;

(ii)	all right, title and interest of Vendor and its Affiliates in and to any leases;

(iii)	all rights (whether fee simple or pursuant to orders, licences, leases, easements, rights of way or otherwise) to enter upon, use and occupy the surface of any lands and all other interests appurtenant to the Lands; and

(iv)	all rights to acquire any of the rights described in paragraphs (i) to (iii) of this definition, subject to any Permitted Encumbrances thereon.
(eee)	“Leaseback” means that lease or those leases to be entered into on the Closing Date between Vendor and Purchaser, or their respective Affiliates, as landlord, and Vendor, and/or its Affiliates and/or Agrium Advanced Technologies Inc., as tenant, for the lease of the Leaseback Lands, in a form that is satisfactory to both Vendor and Purchaser, acting reasonably, but which shall be consistent with the terms set out in Section 7.1(b)(iii).

(fff)	“Leaseback Lands” means those Lands located within the green and red boundaries in Schedule “A” and/or as further described in Schedule “B” and including the 18,000 tonne portion of the Dry Storage Facility used for storage of the Agrium Inc. trademark products “ESN” and “Duration” (or any such similar product developed by Vendor or its Affiliates), together with such other portions of the Lands necessary for the use and enjoyment of the Excluded Assets (unless such other portions are required for the use by Purchaser of the Purchased Assets as currently used), as determined by Vendor and Purchaser, each acting reasonably.

(ggg)	“Letter Agreement” has the meaning set forth in the recitals hereto.

(hhh)	“Material Adverse Effect” means any change, event or circumstance since the date hereof that, individually or in the aggregate with all other changes, events and circumstances since the date hereof, has had or could reasonably be expected to have a material adverse effect on the Purchased Assets, liabilities, business or results of operations of the Facility, taken as a whole; provided, however, that “Material Adverse Effect” shall not include the impact on such business or results of operations to the extent arising out of or attributable to: (i) conditions or effects that generally affect the industries in which the Facility operates (including legal and regulatory changes or changes in the markets for or the pricing of the products produced at the Facility or of natural gas, electricity or other inputs into the Facility), (ii) general economic conditions affecting the United States or Canada, (iii) effects resulting from changes affecting capital market conditions in the United States or Canada (including in each of clauses (i), (ii), (iii) above, any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States or Canada); (iv) effects arising from changes in laws or accounting principles; (v) effects resulting from compliance with the terms and conditions of this Agreement by Vendor or its Affiliates or consented to in writing by Purchaser; or (vii) any Purchase Agreement Default by Purchaser, in all cases except to the extent that the business or results of operations of the Facility are disproportionately affected thereby.
Execution Version

(iii)	“Miscellaneous Interests” means all:
(i)	contracts for the provision or receipt of goods or services, rights under leases of personal property, or any other contracts, agreements and documents or any rights in relation thereto;

(ii)	licenses, permits, approvals, consents and authorizations;

(iii)	all computer hardware and software, including all rights under licenses and other agreements or instruments relating thereto;

(iv)	books, maps, records, documents, including manufacturing data, production records, geological, engineering, geophysical, data processing, plant, environmental and other reports, files, data, interpretations, information, tapes, disks, computer programs, papers or other records; and

(v)	all extensions, renewals, replacements or amendments of the foregoing items described in items (i) to (iv) of this definition.
(jjj)	“Opco” means an entity owned by Vendor and Purchaser, or their respective Affiliates, which will provide operating services with respect to the Purchased Assets.

(kkk)	“Operating Agreement” means an agreement entered into among Vendor and Purchaser, or their respective Affiliates, and Opco, for the conduct of operations at the Facility, which agreement shall be in a form that is satisfactory to both Vendor and Purchaser, acting reasonably, provided that such agreement shall not be inconsistent with Schedule B to the Letter Agreement.

(lll)	“Orica” means Orica Canada Inc.

(mmm)	“Orica Assets” means all rights and obligations respecting the supply of ammonia to Orica’s Carseland, Alberta facility from the Facility and from Vendor’s and its Affiliates’ Joffre, Alberta facility or elsewhere, including ownership of the ammonia pipeline located at the Facility supplying Orica’s operations.

(nnn)	“Ownership Interest” means the separate, undivided interest of Vendor and Purchaser in the Facility, as applicable, following Closing.

(ooo)	“Party” means a signatory to this Agreement.

(ppp)	“Permitted Encumbrances” means:
(i)	easements, rights of way, servitudes or other similar surface rights for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone or cable television conduits, poles, wires or cables;

(ii)	the right reserved to or vested in any Authorized Authority by the term of any agreement, contracts, instruments and other documents relating to the Purchased Assets, provided that there is no material default by any party thereunder;

(iii)	rights of general application reserved to or vested in any Authorized Authority to levy Taxes or other levies on the Facility or Facility products or the income or revenue therefrom;

(iv)	any rights reserved to or vested in any Authorized Authority to control or regulate any of the Purchased Assets in any manner;
Execution Version

(v)	the reservations, limitations, provisos and conditions in any grants or transfers from the Crown in Right of the Province of Alberta of any of the lands or interests therein, and statutory exceptions to title;

(vi)	liens granted in the ordinary course of business to a public utility or Authorized Authority with respect to operations pertaining to any of the Purchased Assets;

(vii)	builder’s, mechanic’s, material men’s and similar liens in respect of services rendered or goods supplied for which payment is not at the time due or in respect of which a discharge is delivered to Purchaser as at Closing;

(viii)	those easements reasonably required by Vendor or its Affiliates to operate, maintain and obtain access to the Excluded Assets and to obtain access to and use the Leaseback Lands and Retained Lands, provided that such liens do not materially impede the use by Purchaser of the Purchased Assets as such assets are currently being used;

(ix)	any registrations in respect of the Leaseback, including any registrations required by the applicable Authorized Authority in relation to the creation of a separate certificate(s) of leasehold title to the Leaseback Lands and fee simple title to the Retained Lands; and

(x)	those encumbrances set out in Schedule “F”.
(qqq)	“Person” includes an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a sole proprietorship, a firm, an entity, a body corporate, a union, an Authorized Authority and the heirs, executors, administrators or other legal representatives of an individual.

(rrr)	“Personal Information” means any information about an identifiable individual, including any employee or individual independent contractor, other than the name, position, business or office address, business or office phone number, business or office fax number and business or office email address of an individual, provided that such information is used only for the purposes of contacting the individual in question in such capacity as an employee, contractor or official.

(sss)	“Phase II” has the meaning set forth in Section 10.1(a).

(ttt)	“Place of Closing” means the Calgary offices of Blake, Cassels & Graydon LLP or such other place as may be agreed upon in writing by Vendor and Purchaser.

(uuu)	“Privacy Law” means any legislation regarding Personal Information and individual privacy, and shall include the Personal Information Protection Act (Alberta).

(vvv)	“Purchase Agreement Default” means any breach of a representation or warranty made by a Party in this Agreement or any agreement or other certificate or instrument delivered in connection herewith, or the failure of a Party to perform or observe any of the covenants or agreements to be performed by such Party under this Agreement or any agreement or other certificate or instrument delivered in connection herewith.

(www)	“Purchase Price” has the meaning set forth in Section 2.2.

(xxx)	“Purchase Price Estimate” means Vendor’s good faith estimate of the Purchase Price payable on the Closing Date and set out in the Closing Statement.

(yyy)	“Purchased Assets” means an undivided 50% interest in the Facility, which shall consist of the Lands and all Miscellaneous Interests, Tangibles and Intangibles relating to, located in or on, or used in the operation of the Facility, including:
Execution Version

(i)	the ammonia production and storage functions of the Facility, including a MW Kellogg designed production plant currently capable of ammonia production capacity of approximately 1,500 tonnes/day and a 36,000 tonne capacity cold storage facility;

(ii)	the urea production functions of the Facility, including a Stamicarbon designed plant currently capable of granulated urea production of approximately 2,000 tonnes/day;

(iii)	the dry storage functions of the Facility, including the Dry Storage Facility; and

(iv)	the rail and truck loading functions of the Facility,
all as further depicted or described in Schedules “A” and “C” attached hereto but excluding all of the Excluded Assets.
(zzz)	“Purchased Asset Business” has the meaning set forth in Section 6.1(j).

(aaaa)	“Purchaser” has the meaning set forth in the recitals hereto.

(bbbb)	“Purchaser Indemnified Parties” means Purchaser and its Affiliates, and their respective directors, officers, employees and agents.

(cccc)	“Purchaser Required Approvals” means the consents and approvals set forth on Schedule “D”.

(dddd)	“Retained Lands” has the meaning set forth in Section 16.1.

(eeee)	“Required Approvals” means the Vendor Required Approvals and Purchaser Required Approvals.

(ffff)	“Resolution Representative” has the meaning set forth in Section 14.1(a).

(gggg)	“Rules” has the meaning set forth in Section 14.1(c).

(hhhh)	“Specific Conveyances” means all conveyances, assignments, transfers, novations and other documents, other than the General Conveyance, that are required to effect the transfer of the Purchased Assets to Purchaser.

(iiii)	“Standby Fee” has the meaning set forth in Section 11.3.

(jjjj)	“Tangibles” means all tangible property, including apparatus, plant, buildings, improvements, machinery, equipment, facilities, supplies, raw materials, fixtures, furniture, furnishings, parts, vehicles and other items of tangible personal property owned or leased by Vendor in connection with the development, operation or maintenance of the Facility, or the treatment, storage, transportation, marketing or production therefrom, including all extensions, additions and accretions to the foregoing.

(kkkk)	“Tax Act” means the Income Tax Act (Canada).

(llll)	“Tax” means all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any national, provincial, state, county, territorial, municipal or foreign government or any agency or political subdivision of any such government, which taxes shall include, all income or profits taxes, capital taxes, withholding taxes, payroll and employee withholding taxes, employment insurance, social insurance taxes, sales taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes (including land transfer taxes), workers’ compensation and other authorized charges, and other obligations of the same or of a similar nature to any of the foregoing.
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(mmmm)	“TCPL Lease” means the Amended and Restated Carseland Ground Lease among Agrium, Agrium Inc. and TransCanada Energy Ltd. dated July 31, 2001.
(nnnn)	“TCPL Surplus Rights” means all excess supply of electricity generated at the TCPL facility located at the Facility.

(oooo)	“Terminals Agreements” means binding agreements for the purchase and sale of the Ritzville Terminal and Marseilles Terminal between Agrium Inc. and Terra and dated October 18, 2009 and November 9, 2009, respectively, or any agreement that replaces or amends such binding agreements.

(pppp)	“Terra” has the meaning set forth in the recitals hereto.

(qqqq)	“Third Party” means any Person that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

(rrrr)	“Vendor” has the meaning set forth in the recitals hereto.

(ssss)	“Vendor Indemnified Parties” means Vendor and its Affiliates, and their respective directors, officers, employees and agents.

(tttt)	“Vendor Required Approvals” means the consents and approvals set forth on Schedule “E”.
1.2	Extended Meanings
In this Agreement:
(a)	words importing the singular number include the plural and vice versa;

(b)	words importing the masculine gender include the feminine and neuter genders;

(c)	if a word is defined in this Agreement, a derivative of that word shall have a corresponding meaning;

(d)	the terms “herein”, “hereby”, “hereof”, “hereunder”, “hereto” and similar expressions mean or refer to this Agreement and not to any particular provision of this Agreement;

(e)	the use of the word “include” or “including” shall be deemed to include “include, without limitation”, or “including, without limitation”, as applicable;

(f)	references to any Person include such Person’s permitted successors and assigns, and references to a Person in a particular capacity excludes such Person in any other capacity or individually;

(g)	references to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and references to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provisions;

(h)	references to Articles, Sections, Subsections or Schedules refer to articles, sections, subsections or schedules of this Agreement;

(i)	headings and the table of contents are not to be considered part of this Agreement and are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents hereof;
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(j)	unless expressly otherwise provided, accounting terms will be construed and interpreted, and accounting determinations and computations will be made, in accordance with GAAP;

(k)	all dollar amounts referred to in this Agreement are in United States dollars, unless otherwise indicated herein;

(l)	payments are to be made in immediately available funds;

(m)	unless otherwise indicated, references to the time of day or date mean the local time or date in Calgary, Alberta; and

(n)	where any payment or calculation is to be made, or any other action is to be taken, on or as of a day that is not a Business Day, the payment or calculation is to be made, or the other action is to be taken, as applicable, on or as of the next following Business Day, unless such next following Business Day falls in the next calendar month, in which event the payment or calculation is to be made, or the other action is to be taken, as applicable, on or as of the immediately preceding Business Day.
1.3	Schedules
          The following schedules are attached hereto and form a part of this Agreement.
Schedule “A”: Carseland Site Maps

Schedule “B”: Assets Associated with Controlled Release Products

Schedule “C”: Lands

Schedule “D”: Purchaser Required Approvals

Schedule “E”: Vendor Required Approvals

Schedule “F” Permitted Encumbrances

Schedule “G” Disclosure Letter
1.4	Knowledge
          In this Agreement, or in any certificate of document delivered in connection herewith or to effect any of the transactions contemplated hereby, any reference to the “knowledge” or “awareness” of a Party shall mean, on any matter in question, the actual knowledge of such Party’s current senior management team after reasonable inquiry of its current employees who have reporting responsibilities to such senior management with respect to the Purchased Assets.
ARTICLE 2
PURCHASE AND SALE
2.1	Purchase and Sale
(a)	Vendor hereby agrees to sell to Purchaser, and Purchaser hereby agrees to acquire from Vendor, the Purchased Assets, for the Purchase Price, on the Closing Date, upon and subject to the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained herein, the Excluded Assets shall not form part of the Purchased Assets and shall be excluded from the transactions contemplated herein.

(b)	Vendor acknowledges that Agrium Products holds legal title to the Lands described at item 3 of Schedule “C” and Agrium Inc. holds legal title to the remainder of the Lands described in Schedule “C”. Agrium Inc. and Agrium Products hereby agree to transfer to Purchaser, and Purchaser hereby agrees to acquire from Agrium Inc. and Agrium Products, an undivided 50% interest in and to their legal interests in such Lands, on the Closing Date.
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2.2	Purchase Price
          The aggregate purchase price payable by Purchaser to Vendor for the Purchased Assets shall be the sum of:
(a)	$237,000,000 (the “Base Price”); plus or minus
(b)	the Adjustment Amount,
(the “Purchase Price”).
2.3	Payment of Purchase Price
          At the Closing, Purchaser shall pay to Vendor, in accordance with the allocation set forth in Section 2.4, an amount (the “Closing Cash Payment”) equal to the Purchase Price Estimate, as set out in the Closing Statement, which shall be held in escrow by Vendor’s solicitors and invested with a Schedule I chartered bank in an interest-bearing account, interest-bearing investment certificate or other similar investment pending completion of the registration of Purchaser’s 50% legal interest in the Lands at the Land Titles Office (Alberta), with all interest earned thereon accruing to Vendor.
2.4	Allocation
          The Purchase Price will be allocated as agreed to by the Parties prior to Closing, acting reasonably.
2.5	Transfer Taxes
(a)	Purchaser shall be liable for the GST applicable in connection with the transfer of the Purchased Assets. Purchaser is registered under Subdivision (d) of Division V of the ETA and its registration number is 13488 3362 RT0001 and such registration will be of full force on the Closing Date. Purchaser shall self-assess and remit the applicable GST payable in connection with the transfer of the Lands to the Receiver General within the time and in the manner provided for under the ETA. Vendor is registered under Subdivision (d) of Division V of the ETA and its registration number is 889035481 RT0001.

(b)	Purchaser shall be liable to and will indemnify the Vendor Indemnified Parties against all Claims which the Vendor Indemnified Parties may suffer, sustain, pay or incur under the ETA as a result of, or in connection with, Vendor’s failure to collect and remit any GST applicable on the sale of the Purchased Assets to Purchaser.

(c)	The fees for the registration of the transfers of the Lands from Agrium Inc. and Agrium Products, respectively, to Purchaser at the Land Titles Office (Alberta) shall be paid by Purchaser.

(d)	The fees for the registration of the Leaseback at the Land Titles Office (Alberta) shall be paid by Vendor.
ARTICLE 3
ADJUSTMENTS
3.1	Benefits, Obligations and Liabilities to be Apportioned
          All benefits, obligations and liabilities of any kind and nature (other than the Excluded Liabilities) accruing, payable, paid, received or receivable with respect to the Purchased Assets shall be apportioned, as of the Closing Date, between Vendor and Purchaser, subject to the provisions of this Agreement, including the following:
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(a)	50% of all costs, expenses, obligations and liabilities relating to the operation of the Facility (other than the Excluded Liabilities), including expenses in respect of municipal Taxes, natural gas consumption and utilities shall be borne by Purchaser; and
(b)	50% of all costs, expenses, obligations and liabilities (other than the Excluded Liabilities) associated with activities or operations approved by Purchaser pursuant to Article 9 shall be borne by Purchaser,
(collectively, the “Adjustment Amount”).
For clarity, in respect of any liability other than an Excluded Liability, Vendor and Purchaser shall each be liable for its pro rata portion (based on its Ownership Interest) of any obligations and liabilities pertaining to the Purchased Assets or the operation of the Facility which existed, or which arise from a state of facts or circumstances which existed, prior to or following the Closing Date.
3.2	Closing Statement
          Vendor shall, not later than five Business Days prior to the Closing Date, prepare and deliver to Purchaser, a statement (“Closing Statement”) setting out, in reasonable detail, Vendor’s good faith estimate of the Adjustment Amount, together with Vendor’s determination of the Purchase Price Estimate.
3.3	Final Statement
(a)	Within six months following the Closing Date, Vendor shall, in consultation with Purchaser, prepare a statement (a “Final Statement”) setting forth, in reasonable detail:
(i)	the final Adjustment Amount;

(ii)	the Purchase Price, as finally determined; and

(iii)	the difference between the Purchase Price Estimate and the Purchase Price (the “Final Adjustment Payment Amount”).
(b)	The Final Adjustment Payment Amount shall be paid by either Vendor or Purchaser, as applicable, within 30 days of the determination of such amount. If the Final Adjustment Payment Amount is not paid by Vendor or Purchaser, as applicable, within such 30-day period, the Final Adjustment Payment Amount shall bear interest at the Interest Rate from the end of such 30-day period until the date the amount is paid.

(c)	During the six month period following the Closing Date, Purchaser may audit the books, records and accounts of Vendor, Agrium Inc. and Agrium Products respecting the Purchased Assets, for the purpose of effecting adjustments pursuant to this Article 3. Such audit shall be conducted upon reasonable notice to Vendor, at the offices of Vendor, Agrium Inc. or Agrium Products during their normal business hours and shall be conducted at the sole expense of Purchaser.

(d)	If, for any reason, Vendor and Purchaser are unable to agree on the Final Adjustment Payment Amount, Vendor and Purchaser shall refer such matter for resolution in accordance with Article 14.

(e)	There shall be no further adjustments to the Base Price following the determination by Vendor and Purchaser (or in accordance with Article 14, as applicable) of the Final Adjustment Payment Amount.
3.4	Manner of Payment
(a)	Unless Vendor and Purchaser agree otherwise, all payments to be made pursuant hereto shall be made by wire transfer in immediately available funds. A payment made by wire transfer shall be deemed to have
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been received by the Party entitled to receive such payment only upon such Party receiving a confirmation from its banker that such payment has been made.
(b)	Vendor and Purchaser shall provide each other with wire transfer instructions at least 2 Business Days before the Closing Date.
ARTICLE 4
CONDITIONS OF CLOSING
4.1	Conditions Precedent
          Vendor and Purchaser agree that the following conditions are conditions precedent to the obligations of Vendor and Purchaser to complete the Closing:
(a)	A. (i) all representations and warranties of Vendor contained in this Agreement (other than the Class I Fundamental Representations and the Class II Fundamental Representations) shall be true at and as of the date hereof and the Closing Date as if made then in each case except to the extent that the facts or matters as to which such representations and warranties are not so true as of the Closing Date (without giving effect to any qualifications and limitations as to “materiality” or “material adverse effect” set forth therein), individually or in the aggregate, shall not have a Material Adverse Effect, (ii) the Class I Fundamental Representations shall be true at and as of the date hereof and the Closing Date as if made then in each case, and (iii) the Class II Fundamental Representations shall be true in all material respects at and as of the date hereof and the Closing Date as if made then in each case; and a certificate to that effect from Vendor shall have been delivered to Purchaser at Closing; B. (i) the representations and warranties of Agrium Inc. contained in Sections 6.2(d) and 6.2(f) shall be true at and as of the date hereof and the Closing Date as if made then in each case except to the extent that the facts or matters as to which such representations and warranties are not so true as of the Closing Date (without giving effect to any qualifications and limitations as to “materiality” or “material adverse effect” set forth therein), individually or in the aggregate, shall not have a Material Adverse Effect, (ii) the representations and warranties of Agrium Inc. contained in Sections 6.2(b) and 6.2(c) shall be true at and as of the date hereof and the Closing Date as if made then in each case, and (iii) the representations and warranties of Agrium Inc. contained in Sections 6.2(a) and 6.2(e) shall be true in all material respects at and as of the date hereof and the Closing Date as if made then in each case; and a certificate to that effect from Agrium Inc. shall have been delivered to Purchaser at Closing; and C. (i) the representations and warranties of Agrium Products contained in Sections 6.3(d) and 6.3(f) shall be true at and as of the date hereof and the Closing Date as if made then in each case except to the extent that the facts or matters as to which such representations and warranties are not so true as of the Closing Date (without giving effect to any qualifications and limitations as to “materiality” or “material adverse effect” set forth therein), individually or in the aggregate, shall not have a Material Adverse Effect, (ii) the representations and warranties of Agrium Products contained in Sections 6.3(b) and 6.3(c) shall be true at and as of the date hereof and the Closing Date as if made then in each case, and (iii) the representations and warranties of Agrium Products contained in Sections 6.3(a) and 6.3(e) shall be true in all material respects at and as of the date hereof and the Closing Date as if made then in each case; and a certificate to that effect from Agrium Products shall have been delivered to Purchaser at Closing;
(b)	Vendor shall have complied with and performed in all material respects all covenants and agreements required by this Agreement to be complied with by Vendor at or prior to the Closing Date and a certificate to that effect from Vendor shall have been delivered to Purchaser at Closing;
(c)	A. all representations and warranties of Purchaser contained in this Agreement (other than the representations and warranties contained in Sections 6.4(b) and 6.4(c)) shall be true in all material respects (except those qualified by materiality, which shall be true in all respects) at and as of the date hereof and the Closing Date as if made then in each case, and (ii) the representations and warranties of Purchaser contained in Sections 6.4(b) and 6.4(c) shall be true at and as of the date hereof and the Closing Date as if made then in each case; and a certificate to that effect from Purchaser shall have been delivered to Vendor at Closing; and B. all representations and warranties of Terra contained in this Agreement (other than the
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representations and warranties contained in Sections 6.5(b) and 6.5(c)) shall be true in all material respects (except those qualified by materiality, which shall be true in all respects) at and as of the date hereof and the Closing Date as if made then in each case, and (ii) the representations and warranties of Terra contained in Sections 6.5(b) and 6.5(c) shall be true at and as of the date hereof and the Closing Date as if made then in each case; and a certificate to that effect from Terra shall have been delivered to Vendor at Closing;
(d)	Purchaser shall have complied with and performed in all material respects all covenants and agreements required by this Agreement to be complied with by Purchaser at or prior to the Closing Date and a certificate to that effect from Purchaser shall have been delivered to Vendor at Closing;

(e)	the CF Industries Transaction Closing shall have occurred;

(f)	since the date hereof, there shall have been no Material Adverse Effect,

(g)	Vendor and Purchaser, or their respective Affiliates, shall have closed the transactions contemplated under the Terminals Agreements in accordance with the terms of such agreements or, in the case of the transaction involving the purchase and sale of the Marseilles Terminal, Terra shall have determined in accordance with the terms and conditions of such agreement that closing will not occur;

(h)	Vendor and Purchaser shall have entered into the Amended and Restated Urea Supply Agreement and the conditions therein shall have been satisfied or waived and such agreement shall be in force and effect on the Closing Date;

(i)	other than as set forth in or related to the items in Sections 4.1(e) and 11.1(a)(ii), receipt of all Required Approvals in respect of the transaction contemplated herein;

(j)	Purchaser shall have delivered, by wire transfer, an amount equal to the Closing Cash Payment;

(k)	Vendor and Purchaser shall execute and deliver to one another a General Conveyance, Specific Conveyances and such other documentation reasonably required for Closing in form and substance satisfactory to Vendor and Purchaser, acting reasonably;

(l)	no order, directive, judgment, decree, award or writ of any Authorized Authority shall have been made and no legal proceeding shall have been commenced or shall be pending or threatened against Vendor or Purchaser which materially adversely affects or would reasonably be likely to materially adversely affect the title of Vendor to the Purchased Assets or which enjoins, restricts or prohibits, or which asserts a claim or seeks a remedy that would have the effect of enjoining, restricting or prohibiting the completion of the Closing, or which, in the result, would reasonably be likely to prohibit or materially restrict the ability to carry on the Purchased Asset Business as it is currently conducted; and

(m)	Vendor shall have obtained and delivered to Purchaser a certificate in a form satisfactory to Purchaser acting reasonably from TransCanada Energy Ltd. addressed to Purchaser (and as Purchaser may reasonably direct) stating that the amended and restated Carseland Ground Lease between Agrium Inc., Vendor and TransCanada Energy Ltd. dated effective July 31, 2001, as amended from time to time, is unmodified and in full force and effect (or, if there have been modifications, that such lease is in full force and effect as modified, and setting for such modifications) and that Trans Canada Energy Ltd. has no knowledge of any event of default under such lease, under the Cogeneration Agreement dated effective July, 31 2001 between Vendor and TransCanada Energy Ltd., as amended from time to time, and under the Operating Services Agreement dated July 31, 2001 between Vendor and TransCanada Energy Ltd, as amended from time to time, and which certificate shall be dated not more than thirty (30) days prior to the Closing Date.
          The conditions precedent set forth in Sections 4.1(c), 4.1(d) and 4.1(g) shall be for the sole benefit of Vendor only and may be waived by Vendor in its sole discretion. The conditions precedent set forth in Sections 4.1(a), 4.1(b) and 4.1(f) shall be for the sole benefit of Purchaser only and may be waived by Purchaser in its sole discretion.
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ARTICLE 5
CLOSING
5.1 Closing
          The Closing will take place at the Place of Closing on the Closing Date at a time to be mutually agreed upon by Vendor and Purchaser.
5.2 Deliveries at Closing
(a)	At Closing, Vendor shall deliver, or cause to be delivered, the following:
(i)	subject to Section 7.1, the Co-Ownership Agreement, executed by Vendor;

(ii)	subject to Section 7.1, the Operating Agreement, executed by Vendor;

(iii)	subject to Section 7.1, the Ammonia and Urea Supply Agreement, executed by Vendor;

(iv)	the Amended and Restated Urea Supply Agreement, executed by Vendor;

(v)	a copy of the Closing Statement;

(vi)	a certified copy of all resolutions of the board of directors of Vendor, or any committee thereof, relating to the execution, delivery or performance of this Agreement and each transaction contemplated herein;

(vii)	a certificate of an officer of Vendor, Agrium Inc. and Agrium Products as provided for in Sections 4.1(a) and 4.1(b):

(viii)	receipt for the Closing Cash Payment containing the information prescribed by the ETA to entitle Purchaser to claim an input tax credit in respect of the GST payable;

(ix)	a General Conveyance and all required Specific Conveyances in a form that is satisfactory to Vendor, acting reasonably; which have been executed by Vendor;

(x)	transfers of the Lands (in registerable form) transferring a 50% legal interest in the Lands to Purchaser, in a form that is satisfactory to Agrium Inc. and Agrium Products, acting reasonably, executed by Agrium Inc. and Agrium Products;

(xi)	subject to Section 7.1, the Leaseback, executed by Vendor, its Affiliates and Agrium Advanced Technologies Inc., as the case may be;

(xii)	any easements or other registrations in respect of Permitted Encumbrances required or contemplated under this Agreement; and

(xiii)	such other items as may be specifically required under this Agreement, or which may be reasonably required by Purchaser.
(b)	At Closing, Purchaser shall deliver, or cause to be delivered, the following:
(i)	subject to Section 7.1, the Co-Ownership Agreement, executed by Purchaser;

(ii)	subject to Section 7.1, the Operating Agreement, executed by Purchaser;
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(iii)	subject to Section 7.1, the Ammonia and Urea Supply Agreement, executed by Purchaser;

(iv)	the Amended and Restated Urea Supply Agreement, executed by Purchaser;

(v)	the Closing Cash Payment;

(vi)	a certified copy of a directors’ resolution of the board of directors of Purchaser authorizing Purchaser to execute, deliver and perform this Agreement and each transaction contemplated herein;

(vii)	a certificate of an officer of Purchaser and Terra as provided for in Sections 4.1(c) and 4.1(d):

(viii)	a General Conveyance and all required Specific Conveyances in a form that is satisfactory to Purchaser, acting reasonably, which have been executed by Purchaser;

(ix)	subject to Section 7.1, the Leaseback, executed by Purchaser;

(x)	any easements or other registrations in respect of the Permitted Encumbrances required or contemplated under this Agreement; and

(xi)	such other items as may be specifically required under this Agreement, or which may be reasonably required by Vendor.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
6.1 Representations and Warranties of Vendor
          Except as set forth in the Disclosure Letter, or in respect of activities or operations permitted pursuant to Article 9, Vendor hereby represents and warrants to Purchaser as of the date hereof:
(a)	Standing: Vendor:
(i)	is a general partnership duly formed and validly subsisting under the laws of its jurisdiction of formation, which is comprised of the following general partners: Agrium Inc., Agrium Products and Viridian Fertilizers Limited;

(ii)	has all necessary power and authority to own or lease its properties and assets (including the Purchased Assets but excluding those assets held by Agrium Inc. and Agrium Products which are to be conveyed to Purchaser pursuant to Section 5.2(a)(x)) and to carry on its business as now being conducted; and

(iii)	is duly qualified to own or lease its properties and assets (including the Purchased Assets but excluding those assets held by Agrium Inc. and Agrium Products which are to be conveyed to Purchaser pursuant to Section 5.2(a)(x)) and to carry on its business and, except as would not result in a Material Adverse Effect, is up to date with all of its filings required to be made in each jurisdiction in which the nature of the business conducted by it or the character of the properties and assets owned or leased by it makes such qualification necessary.
(b)	Requisite Authority: Vendor has the requisite capacity, power and authority to execute this Agreement and the other agreements and documents required to be delivered by it pursuant hereto and to perform the obligations to which it thereby becomes subject.
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(c)	Authorization and Enforceability: Vendor has taken all necessary actions to authorize the execution, delivery and performance of this Agreement, and the other agreements and documents required to be delivered by it pursuant hereto, including the sale of the Purchased Assets in accordance with the provisions of this Agreement. This Agreement has been duly executed and delivered by Vendor, and this Agreement constitutes, and all other documents executed and delivered on behalf of Vendor pursuant hereto shall when executed and delivered, constitute, valid and binding obligations of Vendor enforceable in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

(d)	No Conflict: The execution and delivery of this Agreement and the completion of the sale of the Purchased Assets to Purchaser in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with or require any consent, authorization or approval under:
(i)	any material term or provision of the organizational documents of Vendor; or

(ii)	Applicable Law (except for approvals required under the Competition Act and in connection with the Vendor Required Approvals) or any judicial order, award, judgement or decree applicable to Vendor, other than consents which will be obtained prior to Closing.

(e)	Approvals: At Closing, Vendor will have obtained all Vendor Required Approvals.

(f)	No Default Under Material Contracts: The execution and delivery of this Agreement and the completion of the sale of the Purchased Assets to Purchaser in accordance with the terms of this Agreement will not result in material default under or breach of, or be in material conflict with or require any material consent, authorization or approval under any of the terms or provisions of any material contract relating to the Facility, other than consents, authorizations or approvals which will be obtained prior to Closing.

(g)	Conduct of Business. Since January 1, 2009, Vendor and its Affiliates have carried on business at the Facility in the ordinary course, consistent with past practice.

(h)	Litigation: Vendor and its Affiliates have not had served upon them any process relating to any suit, action or other proceeding before any Authorized Authority that has been commenced against Vendor or any of its Affiliates which relates to the Purchased Assets and, to the knowledge of Vendor, no suit, action or other proceeding before any Authorized Authority has been threatened against Vendor, its Affiliates or the Purchased Assets, which is reasonably likely to result in impairment or loss of the interest of Vendor or any of its Affiliates in the Purchased Assets or would reasonably be expected to affect materially and adversely the Purchased Assets or the Purchased Asset Business, taken as a whole.

(i)	Title to Purchased Assets: Vendor has: (A) good and valid beneficial title to the fee simple real property and all tangible and intangible personal property forming part of the Purchased Assets free and clear of all liens, claims, interests and encumbrances other than Permitted Encumbrances; and (B) Vendor, Agrium Inc. or Agrium Products have good and valid leases, licenses, easements, rights of way, and permits permitting the use by Vendor, Agrium Inc. or Agrium Products of lands or premises owned by Third Parties that are material and necessary to permit the operation by Vendor of the Facility, as such operations are currently being conducted. No Person has any agreement or option with Vendor or any of its Affiliates for the purchase or other acquisition of any of the Purchased Assets.

(j)	Condition of Tangibles: To the knowledge of Vendor, Agrium Inc. and Agrium Products and except as set forth in the Disclosure Letter, all items of tangible personal property forming part of the Purchased Assets are in good operating condition, maintenance and repair, ordinary wear and tear excepted, and have been constructed, installed, maintained and operated in accordance with generally accepted engineering practices
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and good industry practices. Other than contracts relating to employees and consultants, enterprise hardware and software, and all Vendor’s and its Affiliates’ intellectual property (including policies, procedures and practices), the Purchased Assets constitute all of the property and assets necessary to carry on Vendor’s business at the Facility insofar as it relates to the production, storage, handling, loading and transporting of urea and ammonia only (which for certainty shall not include any aspect of the sale or marketing of any Facility products) (hereinafter the “Purchased Asset Business”) as it was carried on on October 18, 2009 and includes all proprietary rights, trade secrets and other property and assets, tangible and intangible, used in connection with the Purchased Asset Business. To the knowledge of Vendor, Agrium Inc. and Agrium Products, none of the Purchased Assets are in need of repair or maintenance the failure of which to perform would cause a material disruption in the operation of the Purchased Asset Business.

(k)	Environmental Matters: Vendor or its Affiliates hold all material permits, licenses and other authorizations which are required under Applicable Law to own or operate the Purchased Assets, the failure of which to obtain would have a Material Adverse Effect. Vendor and its Affiliates have not received any written notice of any material non-compliance with Applicable Law in relation to the Purchased Assets with which they have failed to comply. Vendor and its Affiliates have not been served with any notice alleging that the occupation of the Facility by Vendor or its Affiliates contravenes any Applicable Laws and, to the knowledge of Vendor, Agrium Inc. and Agrium Products and except as set forth in the Disclosure Letter, Vendor and its Affiliates have not, and to the knowledge of Vendor, Agrium Inc. and Agrium Products, no other Person has, emitted, discharged or deposited or caused or permitted to be emitted, discharged or deposited any contaminant in excess of levels permitted by Applicable Laws into the natural environment (including the air, soil, subsoil or surface or ground water) in, on, over, under or at the Facility that have not been remedied. Except as disclosed in the Disclosure Letter, there are no writs, injunctions, orders or judgments with which Vendor or its Affiliates have failed to comply, nor has Vendor or its Affiliates had served upon them any process relating to any lawsuit, claim, proceeding, action, prosecution, charge, hearing or investigations commenced or, to the best of the knowledge of Vendor, Agrium Inc. and Agrium Products, are there any such proceedings pending or threatened, relating to the discharge, deposit, escape or release of any contaminant into the natural environment in, on, over, under or at the Facility or, except as otherwise authorized by Vendor’s or its Affiliates’ environmental approvals, any breach of Applicable Law; and neither Vendor nor any of its Affiliates have received any orders or directions with which they have failed to comply relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Facility and the conduct of the Purchased Asset Business and are not aware of any pending or threatened order or directions. Vendor and its Affiliates have provided Purchaser with access to all analyses and monitoring data for soil, groundwater and surface water and all reports pertaining to any environmental assessments or audits relating to the Facility that were, to the knowledge of Vendor, Agrium Inc. and Agrium Products, obtained by, or are in the possession or control of, Vendor or its Affiliates. To the knowledge of Vendor, Agrium Inc. and Agrium Products and except as set forth in the Disclosure Letter, no underground storage tanks for regulated substances are or have ever been located at the Facility.

(l)	Material Contracts: Except as disclosed in the Disclosure Letter, Vendor and its Affiliates are not a party to or bound by or subject to any contract, agreement, indenture or other instrument or legally binding commitment relating to the Purchased Assets or the Purchased Asset Business, which involves receipts or expenditures in excess of $500,000 or which is otherwise material to the Purchased Assets or the Purchased Asset Business. Vendor and its Affiliates have not received any notice of default or breach of any such contract, agreement, indenture or other instrument or commitment and none of Vendor, Agrium Inc. and Agrium Products are otherwise unaware of any such default or breach.

(m)	Proper Permits and Approvals: Vendor or its Affiliates hold all material permits, licenses and other authorizations which are required under Applicable Law to own, or operate the Facility and the Purchased Assets. To the knowledge of Vendor, Agrium Inc. and Agrium Products, all such permits, licenses and authorizations are valid, subsisting and in good standing and Vendor and its Affiliates are not in default thereunder, except where such default would not be material to the operation of the Purchased Asset Business. To the knowledge of Vendor and except as disclosed in the Disclosure Letter, Vendor and its
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Affiliates have conducted and are conducting the operation of the Facility in material compliance with all Applicable Law.

(n)	Insurance: Vendor maintains or causes its Affiliates to maintain policies or binders of insurance covering risks and events and in amounts adequate for the Purchased Assets and the operation of the Facility to the extent customary in the industry in which they operate.

(o)	No Employee Liabilities: Except as may be agreed by Vendor and Purchaser, or their respective Affiliates, in the Co-Ownership Agreement and the Operating Agreement, there are no obligations or liabilities relating to any employee of Vendor or its Affiliates (including pursuant to any collective agreement) accruing prior to the Closing for which Purchaser will have any obligation or liability.

(p)	Provision of Documents: To the knowledge of Vendor, Agrium Inc. and Agrium Products, Vendor and its Affiliates have not withheld from Purchaser any material documents or agreements (or copies thereof) in their possession to which the Purchased Assets are subject.

(q)	Facility Production: For the calendar years 2006, 2007 and 2008 and the first eight months of the calendar year 2009, the approximate tonnes of urea produced at the Facility were 574,000 tonnes, 654,000 tonnes, 609,000 tonnes, and 442,000 tonnes, respectively. For the calendar years 2006, 2007 and 2008 and the first eight months of the calendar year 2009, the approximate tonnes of ammonia produced at the Facility were 493,000 tonnes, 505,000 tonnes, 471,000 tonnes, and 329,000 tonnes, respectively. The design capacity of the ammonia production function of the Facility is approximately 1500 tonnes/day, and the design capacity of the granulated urea production function of the Facility is approximately 2000 tonnes/day.

(r)	No Fees etc.: Vendor and its Affiliates have not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions with respect to the transactions contemplated herein for which Purchaser shall have any obligation or liability.

(s)	Investment Canada: Vendor warrants that the value of the Purchased Assets, as calculated as prescribed by the Investment Canada Act (Canada), and any and all Regulations promulgated under that Act, do not exceed $299,000,000 (Canadian). Vendor further warrants that, should sections 448 and 449 of Bill C-10 of the second session of the 40th Parliament of Canada be proclaimed in force prior to the Closing, the enterprise value of the Purchased Assets, calculated as prescribed by the Investment Canada Act (Canada) and Regulations promulgated under the Act, do no exceed $600,000,000 (Canadian).

(t)	Residence. Vendor is not a non-resident of Canada within the meaning of the Tax Act.

(u)	Unregistered Agreements: To the knowledge of Vendor, Agrium Inc. and Agrium Products, there are no unregistered agreements in respect of access to the Facility or encroachments onto the Facility that would have a material impact upon the operation of the Facility.

(v)	Books and Records. Vendor and its Affiliates have made available to Purchaser all books and records relating to the Purchased Assets and the Purchased Asset Business. All material financial transactions relating to the Purchased Assets and the Purchased Asset Business have been accurately recorded in such books and records in accordance with sound business and financial practice and such books and records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Purchased Asset Business as of and to the date hereof. Vendor and its Affiliates have possession or control of all such books and records.

(w)	Suppliers. Vendor and its Affiliates are not required to provide any bonding or other financial security arrangements in connection with any suppliers relating to the Purchased Asset Business, whether or not in the ordinary course of the business at the Facility, nor are there any such bonding or other financial security arrangements currently in place.
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(x)	Warranties and Guarantees. Any warranties and guarantees that relate to the Purchased Assets or the Purchased Asset Business as at the date hereof are either transferable to Purchaser, as to the interest to be acquired by Purchaser or if not transferable to Purchaser, such interest will be held for the benefit of Purchaser pursuant to the terms of the Co-Ownership Agreement. To the knowledge of Vendor, without investigation, such warranties and guarantees are in good standing.

(y)	Taxes and Assessment. All provincial taxes and municipal taxes, charges, rates, development charges, special levies and assessments, school and water rates and other charges relating to the Facility, whether due or not yet due, are paid in full or will be adjusted as of the Closing Date as provided in Section 3.1.

(z)	Construction of Improvements. To the knowledge of Vendor, Agrium Inc. and Agrium Products, all improvements comprising any portion of the Purchased Assets that are material to the operation thereof have been constructed in a good and workmanlike manner and substantially in accordance with plans approved by all Authorized Authorities having jurisdiction; such plans have been made available for review by Purchaser, and Vendor and its Affiliates have not received any notice of and Vendor, Agrium Inc. and Agrium Products are not aware of any failure to comply with all agreements, restrictions and regulations registered against the title to or otherwise affecting the Purchased Assets or all applicable ordinances, zoning by-laws, building codes and regulations of municipal, provincial, federal or other competent authorities at the time the improvements were constructed.

(aa)	Construction Liens. At Closing, there shall be no construction liens registered or registerable against the Facility in respect of the performance of services at the Facility prior to the Closing Date (other than in respect of operations or activities that are permitted pursuant to Article 9) for which Purchaser shall have any obligation or for which Vendor will not take responsibility.

(bb)	Location of Improvements. The improvements comprising any portion of the Purchased Assets material to the operation of the Purchased Asset Business are located wholly within the boundaries of lands on which they are located and Vendor and its Affiliates have not received any notice alleging that the location and existence of the improvements infringe the provisions of any easement, right-of-way or encumbrance registered against or otherwise affecting the Purchased Assets.

(cc)	Utilities. All public utilities, including water, storm sewer, sanitary sewer, electric utilities and gas utilities currently used in the operation of the Purchased Asset Business as it is currently conducted, are sufficient to carry on the Purchased Asset Business and are fully accessible by the Purchased Asset Business in the ordinary course of business.

(dd)	No Expropriation. Neither the Facility nor any part of the Facility has been expropriated and there are no existing or, to the knowledge of Vendor, Agrium Inc. and Agrium Products, contemplated expropriation proceedings or other similar public or private proceedings affecting the Facility or any part of the Facility.

(ee)	Proposed Local Improvement Charges. There are no local improvement charges, development charges or special levies outstanding against the Facility nor has Vendor or any of its Affiliates received any notice of a proposed local improvement charge, development charge or special levy.

(ff)	No Work Orders. Vendor and its Affiliates have not received any written work order, deficiency notice, notice of violation or other similar communication from any municipal or governmental authority, board of insurance underwriters, regulatory authority or otherwise that is outstanding requiring or recommending that work or repairs in connection with the Facility or any part of the Facility is necessary, desirable or required.

(gg)	Full Disclosure. To the knowledge of Vendor, Agrium Inc. and Agrium Products, Vendor and its Affiliates have provided Purchaser with access to all documents and information in its possession that materially affect the Purchased Assets.
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6.2 Representations and Warranties of Agrium Inc.
          Except as set forth in the Disclosure Letter, or in respect of activities or operations permitted pursuant to Article 9, Agrium Inc. hereby represents and warrants to Purchaser as of the date hereof:
(a)	Standing: Agrium Inc.:
(i)	is a corporation duly organized, validly subsisting and in good standing under the laws of its jurisdiction of organization;

(ii)	has all necessary power and authority to own or lease its properties and assets (including the Purchased Assets which are to be conveyed to Purchaser pursuant to Section 5.2(a)(x)) and to carry on its business as now being conducted; and

(iii)	is duly qualified to own or lease its properties and assets (including the Purchased Assets which are to be conveyed to Purchaser pursuant to Section 5.2(a)(x)) and to carry on its business and, except as would not result in a Material Adverse Effect, is up to date with all of its corporate filings required to be made in each jurisdiction in which the nature of the business conducted by it or the character of the properties and assets owned or leased by it makes such qualification necessary.
(b)	Requisite Authority: Agrium Inc. has the requisite corporate capacity, power and authority to execute this Agreement and the other agreements and documents required to be delivered by it pursuant hereto and to perform the obligations to which it thereby becomes subject.

(c)	Authorization and Enforceability: Agrium Inc. has taken all necessary actions to authorize the execution, delivery and performance of this Agreement, and the other agreements and documents required to be delivered by it pursuant hereto, including the sale of the Purchased Assets in accordance with the provisions of this Agreement. This Agreement has been duly executed and delivered by Agrium Inc., and this Agreement constitutes, and all other documents executed and delivered on behalf of Agrium Inc. pursuant hereto shall when executed and delivered, constitute, valid and binding obligations of Agrium Inc. enforceable in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

(d)	No Conflict: The execution and delivery of this Agreement and the completion of the sale of the Purchased Assets to Purchaser in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with or require any consent, authorization or approval under:
(i)	any material term or provision of the organizational documents of Agrium Inc.; or

(ii)	Applicable Law (except for approvals required under the Competition Act and in connection with the Vendor Required Approvals) or any judicial order, award, judgement or decree applicable to Agrium Inc., other than consents which will be obtained prior to Closing.

(e)	Title to Purchased Assets: Agrium Inc. has good and valid legal title to the fee simple real property comprising part of the Lands as set forth in Schedule “C” and which are to be conveyed to Purchaser pursuant to Section 5.2(a)(x) free and clear of all liens, claims, interests and encumbrances other than Permitted Encumbrances.

(f)	Residence: Agrium Inc. is not a non-resident within the meaning of the Tax Act.
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6.3 Representations and Warranties of Agrium Products
          Except as set forth in the Disclosure Letter, or in respect of activities or operations permitted pursuant to Article 9, Agrium Products hereby represents and warrants to Purchaser as of the date hereof:
(a)	Standing: Agrium Products:
(i)	is a corporation duly organized, validly subsisting and in good standing under the laws of its jurisdiction of organization;

(ii)	has all necessary power and authority to own or lease its properties and assets (including the Purchased Assets which are to be conveyed to Purchaser pursuant to Section 5.2(a)(x)) and to carry on its business as now being conducted; and

(iii)	is duly qualified to own or lease its properties and assets (including the Purchased Assets which are to be conveyed to Purchaser pursuant to Section 5.2(a)(x)) and to carry on its business and, except as would not result in a Material Adverse Effect, is up to date with all of its corporate filings required to be made in each jurisdiction in which the nature of the business conducted by it or the character of the properties and assets owned or leased by it makes such qualification necessary.
(b)	Requisite Authority: Agrium Products has the requisite corporate capacity, power and authority to execute this Agreement and the other agreements and documents required to be delivered by it pursuant hereto and to perform the obligations to which it thereby becomes subject.

(c)	Authorization and Enforceability: Agrium Products has taken all necessary actions to authorize the execution, delivery and performance of this Agreement, and the other agreements and documents required to be delivered by it pursuant hereto, including the sale of the Purchased Assets in accordance with the provisions of this Agreement. This Agreement has been duly executed and delivered by Agrium Products, and this Agreement constitutes, and all other documents executed and delivered on behalf of Agrium Products pursuant hereto shall when executed and delivered, constitute, valid and binding obligations of Agrium Products enforceable in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

(d)	No Conflict: The execution and delivery of this Agreement and the completion of the sale of the Purchased Assets to Purchaser in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with or require any consent, authorization or approval under:
(i)	any material term or provision of the organizational documents of Agrium Products; or

(ii)	Applicable Law (except for approvals required under the Competition Act and in connection with the Vendor Required Approvals) or any judicial order, award, judgement or decree applicable to Agrium Products, other than consents which will be obtained prior to Closing.

(e)	Title to Purchased Assets: Agrium Products has good and valid legal title to the fee simple real property comprising part of the Lands as set forth in Schedule “C” and which are to be conveyed to Purchaser pursuant to Section 5.2(a)(x) free and clear of all liens, claims, interests and encumbrances other than Permitted Encumbrances.

(f)	Residence: Agrium Products is not a non-resident of Canada within the meaning of the Tax act.
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6.4 Representations and Warranties of Purchaser
          Purchaser represents and warrants to Vendor that:
(a)	Standing: Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)	Requisite Authority: Purchaser has all necessary corporate power and authority to execute this Agreement and the other agreements and documents required to be delivered hereby and to perform the obligations to which it thereby becomes subject.

(c)	Authorization and Enforceability: Purchaser has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement, including the purchase of the Purchased Assets in accordance with the provisions of this Agreement. This Agreement has been duly executed and delivered by Purchaser, and this Agreement constitutes, and all other documents executed and delivered on behalf of Purchaser hereunder shall, when executed and delivered constitute, valid and binding obligations of Purchaser enforceable in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

(d)	No Conflict: The execution and delivery of this Agreement and the completion of the purchase of the Purchased Assets by Purchaser in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with or require any consent, authorization or approval under:
(i)	any material term or provision of the organizational documents of Purchaser; or

(ii)	Applicable Law (except for approvals required under the Competition Act and in connection with the Purchaser Required Approvals) or any judicial order, award, judgement or decree applicable to Purchaser, other than consents which will be obtained prior to Closing.

(e)	Approvals: At Closing, Purchaser will have obtained the Purchaser Required Approvals.

(f)	Litigation: There are no actions, suits or proceedings pending or, to the knowledge of Purchaser and Terra, threatened against Purchaser or Terra seeking relief which would prevent or materially delay or otherwise hinder the consummation of the transactions contemplated by this Agreement.

(g)	Acting as Principal: Purchaser is purchasing the Purchased Assets as principal.

(h)	Funds Available: Purchaser will have as of the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable Purchaser to make payment of the Purchase Price and any other amounts to be paid by it hereunder (including any adjustment to the Purchase Price).

(i)	No Fees etc.: Purchaser and Terra have not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions with respect to the transactions contemplated herein for which Vendor shall have any obligation or liability.
6.5 Representations and Warranties of Terra
          Terra represents and warrants to Vendor that:
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(a)	Standing: Terra is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)	Requisite Authority: Terra has all necessary corporate power and authority to execute this Agreement and the other agreements and documents required to be delivered hereby and to perform the obligations to which it thereby becomes subject.

(c)	Authorization and Enforceability: Terra has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Terra, and this Agreement constitutes, and all other documents executed and delivered on behalf of Terra hereunder shall, when executed and delivered constitute, valid and binding obligations of Terra enforceable in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

(d)	No Conflict: The execution and delivery of this Agreement by Terra is not and will not be in violation or breach of, or be in conflict with or require any consent, authorization or approval under:
(i)	any material term or provision of the organizational documents of Terra; or

(ii)	Applicable Law (except for approvals required under the Competition Act and in connection with the Purchaser Required Approvals) or any judicial order, award, judgement or decree applicable to Terra, other than consents which will be obtained prior to Closing.
6.6 Limitations on Representations and Warranties of Vendor
Except as specifically provided in Section 6.1, Vendor does not make (and hereby expressly negates and disclaims) any other representation or warranty to Purchaser, express or implied in fact or by law, including with respect to:
(a)	Vendor’s title to the Purchased Assets;

(b)	the quality, condition, merchantability, fitness or suitability for any particular purpose of the Purchased Assets;

(c)	the environmental condition of any Purchased Assets or any environmental liabilities with respect thereto;

(d)	any estimates of the value of the Purchased Assets or the Purchased Assets Business or future revenues applicable thereto; and

(e)	any information provided or made available to Purchaser by Vendor or any other Person, including the books, accounts, records, minute books, Tax returns and filings and other information and documents pertaining to the Purchased Assets.
For clarity, nothing in this Section 6.6 shall derogate from Vendor’s obligations under Article 10.
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ARTICLE 7
ANCILLARY AGREEMENTS
7.1 Ancillary Agreements
(a)	The Parties shall use commercially reasonable efforts to negotiate the following agreements prior to Closing and to deliver executed copies of such agreements at Closing as contemplated in Section 5.2:
(i)	the Co-Ownership Agreement;

(ii)	the Operating Agreement;

(iii)	the Ammonia and Urea Supply Agreement; and

(iv)	the Leaseback, which Vendor shall enter into and cause its Affiliates and Agrium Advanced Technologies Inc. to enter into, as the case may be, as tenant.
(b)	In the event that the Parties do not agree upon the agreements set forth in Section 7.1(a) above by the Closing Date, the terms of such agreements shall be determined in accordance with Article 14, and:
(i)	until such time as the Co-Ownership Agreement and the Operating Agreement are finalized and executed, the terms of Schedule “B” to the Letter Agreement will continue to be binding upon the Parties;

(ii)	until such time as the Ammonia and Urea Supply Agreement is finalized and executed, the terms of the letter agreement for supply of ammonia and urea dated October 18, 2009 between Agrium Inc. and Terra will continue to be binding upon the Parties; and

(iii)	until such time as the Leaseback is finalized and executed, which Leaseback shall include inter alia the terms set forth in this Section 7.1(b)(iii), and such other terms as may be agreed to between the Parties, acting reasonably, including such terms as are required to ensure that the Leaseback may be registered at the Land Titles Office, a lease or leases with the following terms shall be binding as of the Closing Date upon Vendor and Purchaser, as landlord, and Vendor or its Affiliates or Agrium Advanced Technologies Inc., as tenant, as determined by Vendor and notice of which has been provided to landlord prior to the Closing Date (and Vendor shall cause its Affiliates or Agrium Advanced Technologies Inc. to be bound by such terms): (A) the term shall commence on the Closing Date for a term of twenty-five (25) years unless the tenant has provided landlord with notice prior to the Closing Date of such longer term, as determined by the tenant, in its sole discretion, together with any number of additional renewal terms of such length as determined by the tenant, in its sole discretion, which extended term or renewal terms shall be on the same terms and conditions as provided herein. (B) the tenant shall pay to the landlord an annual base rent of $10,000 (or such lesser amount as determined by Vendor, acting reasonably and notice of which has been provided to landlord prior to the Closing Date), payable on each anniversary of the commencement date throughout the term, without abatement, deduction or set-off; (C) the base rent payable by the tenant shall be absolutely net to the landlord, such that the Leaseback shall yield to the landlord the base rent specified, free of any charges, assessments or impositions of any kind charged, assessed or imposed on or against the Leaseback Lands or the assets located on the Leaseback Lands. All costs, expenses and obligations of any kind relating to the Leaseback Lands and the assets located on the Leaseback Lands, including without limitation, costs of maintenance, repair, remediation and operation of the Leaseback Lands and the assets located on the Leaseback Lands shall be paid by the tenant. All utilities furnished to the Leaseback Lands and the assets located on the Leaseback Lands shall be for the account of the tenant and the tenant shall, to the extent obtainable, obtain such utilities in its own name; (D) the tenant shall use the Leaseback Lands for the purpose of operating the Controlled Release Facilities and the Orica Assets and shall be permitted to use the Leaseback Lands for all other purposes
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permitted by law, which shall include any new construction or alterations deemed necessary by the tenant; (E) the landlord and the tenant shall, at the tenant’s expense, cooperate and take steps to obtain the creation of a separate leasehold title for the Leaseback Lands in the name of the tenant as well as a separate tax assessment for the Leaseback Lands, failing which any taxes relating to the Facility and the Leaseback Lands and the assets located on the Leaseback Lands shall be apportioned by the landlord, acting reasonably; (F) the tenant shall comply with all applicable laws, including without limitation all environmental laws; (G) the Leaseback Lands are leased in as is condition. The landlord has no obligation to undertake any work or other activities whatsoever in relation to the Leaseback Lands. The tenant shall release the landlord from any and all matters relating to the state or condition of the Leaseback Lands which exists as of the commencement date of the Leaseback. Title to all hazardous substances shall remain the sole property of the tenant; (H) upon expiration of the term or upon earlier termination of the Leaseback, the tenant shall have the option to remove any or all assets from the Leaseback Lands or to permit such assets to remain on the Leaseback Lands and in the event the tenant determines to remove assets from the Leaseback Lands, the tenant shall remove any interconnections between the assets and the Facility, cause any required remedial work to be undertaken and restore the Leaseback Lands to a level condition; (I) the tenant may assign in whole or in part the Leaseback or sublet or part with possession of all or any portion of the Leaseback Lands without the prior written consent of landlord; (J) the tenant shall own and control all the assets on the Leaseback Lands, including all existing improvements, structures and equipment and shall be permitted to install, construct, remove, replace, repair and otherwise deal with all assets on the Leaseback Lands in its sole discretion; (K) in the event that fee simple title to the Retained Lands is conveyed to Vendor or as Vendor directs, the Leaseback shall be surrendered and terminated in respect of the Retained Lands; (L) landlord shall provide to the tenant such licenses, access easements, rights-of-way and utility easements, as reasonably required by Vendor, its Affiliates or Agrium Advanced Technologies Inc. in connection with the Leaseback and the ownership and continued operation and use of the Excluded Assets; (M) tenant (and in the event that tenant is determined by Purchaser, acting reasonably, to not have the financial capability to perform its obligations under the Leaseback, Agrium Inc.) shall provide an indemnity to landlord for tenant breaches under the Leaseback or this Section, as applicable, and there shall be such further indemnities as agreed to between the Parties, acting reasonably; (N) Vendor, its Affiliates or Agrium Advanced Technologies Inc shall have the option to terminate any lease pursuant to which it is a tenant, upon not less than 30 days notice and may remove its assets in accordance with 7.1(b)(iii)(H); and (O) landlord shall not assign its interest in the Leaseback except in conjunction with a disposition of its Ownership Interest in accordance with the Co-Ownership Agreement and provided that the assignee thereunder must first assume and agree to be bound by all of the landlord’s covenants under the Leaseback.
ARTICLE 8
DEFECT NOTICE
8.1 Defect Notice
(a)	Vendor and Purchaser acknowledge that Purchaser has completed its due diligence of the Purchased Assets and has provided Vendor with written notice (the “Defect Notice”) to Vendor of any Defects disclosed by Purchaser pursuant to its due diligence review, which notice specified (i) the Defects in reasonable detail, (ii) the Purchased Assets affected by such Defects, and (iii) a bona fide estimate of the reduction in value of the Purchase Price as a result of such Defects.

(b)	In the 30 day period following the receipt by Vendor of the Defect Notice, (i) Vendor shall have the right to cure or remedy any alleged deficiency to Purchaser’s reasonable satisfaction, and (ii) Vendor and Purchaser will attempt to agree upon whether the alleged deficiencies are Defects and the reduction in value as a result of such Defects. To the extent that Vendor and Purchaser cannot agree on such matters, the matters shall be determined in accordance with Article 14.
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(c)	If the Defects disclosed in the Defect Notice, which remain uncured by Vendor within the aforementioned thirty day period, in aggregate reduce the value of the Purchased Assets by $5,000,000 (which shall include DeMinimis Defects) or less, Purchaser shall complete the purchase of the Purchased Assets without any adjustment to the Purchase Price on account of such Defects.

(d)	If the Defects disclosed in the Defect Notice, which remain uncured by Vendor within the aforementioned thirty day period, in aggregate reduce the value of the Purchased Assets by greater than $5,000,000 (which shall include DeMinimis Defects) but less than 20% of the Purchase Price (which shall include DeMinimis Defects), Purchaser shall complete the purchase of the Purchased Assets and the Purchase Price shall be reduced by the full amount of such reduction.

(e)	If the Defects disclosed in the Defect Notice, which remain uncured by Vendor within the aforementioned thirty day period, in aggregate reduce the value of the Purchased Assets by 20% or more of the Purchase Price, both Purchaser and Vendor shall have the right to terminate this Agreement by written notice to the other Party no later than five Business Days following the aforementioned thirty day period. Failure to provide such notice shall be conclusively deemed to be an election to waive all uncured Defects and to proceed with the Closing at the Purchase Price.
ARTICLE 9
INTERIM ACTIVITIES
9.1 Interim Activities
(a)	Except as contemplated herein or as otherwise consented to by Purchaser in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or in an emergency in order to prevent loss of life, injury to Persons or damage to or loss of property during the Interim Period, Vendor shall:
(i)	conduct its activities and operations as they relate to the Purchased Assets in the ordinary and usual course of its business and consistent with past practice; and

(ii)	operate and maintain the Purchased Assets in a proper and prudent manner in accordance with generally accepted industry practices and in material compliance with Applicable Law.
(b)	Vendor and Purchaser acknowledge that Facility turnarounds are considered normal and necessary for Vendor to carry on business at the Facility in the ordinary course, consistent with past practice. Purchaser agrees that capitalized expenses related to such turnarounds conducted during the Interim Period shall be included in the manufacturing costs of products produced at the Facility after the Closing Date and shall be shared by Vendor and Purchaser. Turnaround expenses incurred following the Closing Date will be borne equally by both Vendor and Purchaser. In accordance with accounting for deferred costs, eligible turnaround costs will be amortized over the period extending to the next planned turnaround. Turnaround costs ineligible for capitalization under GAAP will be recognized as part of cost of product manufactured through the normal standard rates accounting process.

(c)	Vendor, during the Interim Period, subject to Section 9.1(d), may conduct any activity or operation or series of activities or operations in relation to the Facility which are reasonably expected to be of benefit to both Vendor and Purchaser following Closing, including those required in order to effect an expansion, improvement or upgrade to the Facility (an “Interim Improvement Plan”). Capital costs related to such activities or operations shall be shared equally by Vendor and Purchaser and adjusted in accordance with Section 3.1.

(d)	In the event that Vendor wishes to conduct an Interim Improvement Plan during the Interim Period for which it will incur expenses in excess of $500,000, it shall, prior to the commencement of the Interim Improvement Plan, provide written notice to Purchaser of such Interim Improvement Plan, along with reasonable particulars thereof for approval by Purchaser. Vendor shall, upon Purchaser’s request, provide Purchaser with reasonable access to Vendor’s documentation related to the proposed Interim Improvement
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Plan for the purpose of allowing Purchaser to assess the description, scope, costs and anticipated benefits of the Interim Improvement Plan. Within fifteen days of receipt of a notice of an Interim Improvement Plan from Vendor, Purchaser shall provide Vendor with written notice indicating whether or not it approves of such plan. 50% of the cost of any Interim Improvement Plan approved by Purchaser shall be borne by Purchaser by way of adjustment pursuant to Section 3.1.
(e)	For the avoidance of doubt, Vendor shall not, in any circumstances, charge or require Purchaser to share in any expense relating to any activities or operations related to the Controlled Release Facilities, the Orica Assets or the TCPL Surplus Rights.
ARTICLE 10
ENVIRONMENTAL MATTERS
10.1 Environmental Matters
(a)	After the Closing Date, Vendor and Purchaser shall jointly review existing data on soil and groundwater conditions at the Facility (the “Existing Data”) and agree upon the scope of a Phase II environmental assessment (the “Phase II”) of the Facility, which scope shall include the CSA Subject Areas and which, taken together with the Existing Data, shall be reasonably sufficient to identify material contamination issues. Material contamination is deemed to consist of levels exceeding the higher of (i) the Alberta Tier 1 Soil and Groundwater Remediation Guidelines (2009) and (ii) the Alberta Tier 2 Soil and Groundwater Remediation Guidelines. The Phase II shall be commissioned jointly by Vendor and Purchaser and conducted within 60 days after the Closing Date by an independent and properly qualified environmental consultant selected by Purchaser and Vendor. The costs and expenses of the Phase II shall be shared equally by Vendor and Purchaser. For purposes of this Section 10.1, “CSA Subject Areas” means all subjects and procedures identified in the Canadian Standards Association (CSA) guidance for preparing Phase II environmental site assessments (CSA Standard Z769 00), including CSA guidance for Phase 1 (CSA Z768).
(b)	If Applicable Laws require corrective action with respect to any environmental conditions identified by the Phase II or the Existing Data (which shall include the matter referred to in Section 5(a)(xi) — Environmental Matters of the Disclosure Letter) in order to allow the continued operation of the Purchased Assets in compliance with Applicable Law and in the manner that they were operated at the Closing, the corrective action shall be performed by an independent and qualified engineering firm selected by Vendor and reasonably acceptable to Purchaser and the cost of such corrective action shall be borne in its entirety by Vendor.

(c)	Notwithstanding anything in Section 10.1(b) to the contrary, Vendor shall be obligated and liable with respect to any breach of or non-compliance with Applicable Laws which occurred prior to the Closing Date and Vendor shall take such corrective action as is reasonably required to remedy such breach or non-compliance as soon as practicable following discovery by Vendor of such breach or non-compliance; provided, however that Vendor’s obligations and liability pursuant to this Section 10.1(c) shall not exceed $10,000,000 and Vendor shall have no liability with respect to any claims made following the fifth anniversary of the Closing Date.

(d)	Subject to Purchaser’s right to indemnification pursuant to Article 12, the cost of any corrective action with respect to any other environmental conditions (other than as contemplated by Sections 10.1(b) and Section 10.1(c)), whether or not identified in the Phase II or the Existing Data and including any corrective action required as a result of changes in Applicable Laws after the Closing, shall be shared equally by Vendor and Purchaser.

(e)	To the extent that the corrective action contemplated in Section 10.1(b) fully remedies a situation which constitutes a breach of a representation or warranty included in Section 6.1(k), Purchaser shall be precluded from making a claim against Vendor under Section 12.1(a) with respect to the situation which has been so remedied.
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ARTICLE 11
TERMINATION
11.1 Grounds for Termination
(a)	This Agreement may be terminated prior to the Closing Date:
(i)	by written agreement of Vendor and Purchaser;

(ii)	by Vendor, in the event that it reasonably determines that it will not be in receipt of approval from the FTC with respect to the CF Transactions, which determination shall have been made by March 31, 2010;

(iii)	by Vendor or Purchaser, upon written notice to the other, at any time after September 30, 2010;

(iv)	by Vendor or Purchaser as contemplated in Article 8; or

(v)	by Vendor or Purchaser, upon written notice by Vendor to Purchaser indicating that Agrium Inc. is abandoning the CF Industries Transaction.
11.2 Effect of Termination
          If this Agreement is terminated by Vendor or by Purchaser as permitted under Section 11.1:
(a)	except as contemplated in Article 12, Article 13, Article 15, Section 17.1 and obligations to pay the Standby Fee, if applicable, which shall survive termination of this Agreement, such termination shall be without liability of any Party to any other Party to this Agreement and the Parties shall be released from all of their obligations under this Agreement; and

(b)	Purchaser shall promptly return to Vendor all materials delivered to Purchaser by Vendor or its Affiliates hereunder, together with all copies of them that may have been made by or for Purchaser or certify to Vendor that all such materials have been destroyed by Purchaser.
11.3 Standby Fee
          Provided this Agreement has not been terminated by Vendor as a result of a material breach of any of Purchaser’s representations, warranties, covenants or other agreements set forth in this Agreement, or that Closing has not failed to occur as a result of the non-fulfillment of one or more of the conditions precedent set forth in Sections 4.1(c), 4.1(d), and 4.1(i) (insofar as the non-fulfillment of the condition set forth in Section 4.1(i) relates to a Purchaser Required Approval), Vendor shall pay to Purchaser a fee (the “Standby Fee”) equal to the product of:
(a)	the number of complete calendar months (plus a pro rata amount for any partial calendar months) between:
(i)	May 1, 2010; and

(ii)	the date on which this Agreement is terminated in accordance with its terms or the Closing Date; multiplied by:
(b)	the Purchase Price, as adjusted pursuant to Section 3.1, in the event the Closing occurs (or $237,000,000 in the event this Agreement is terminated prior to Closing); multiplied by

(c)	the sum of the interest rate payable by Purchaser on the notes issued in the Bond Financing less 70bps, divided by 12,
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provided that, other than in the case of a wilful and material breach of this Agreement by Vendor, the Standby Fee shall be the sole and exclusive legal or equitable remedy of Purchaser and its Affiliates against the Vendor Indemnified Parties for any Claims suffered, as a consequence of the failure to complete the Closing, and upon payment of the Standby Fee in accordance with this Section 11.3, none of the Vendor Indemnified Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. The Standby Fee shall be paid in cash at the Closing or within five days of termination of this Agreement, as the case may be.
ARTICLE 12
LIABILITIES AND INDEMNITIES
12.1 Liability and Indemnity Obligations
(a)	Vendor will indemnify the Purchaser Indemnified Parties for all Claims:
(i)	for any Purchase Agreement Default by Vendor, Agrium Inc. or Agrium Products;

(ii)	for acts or omissions by Vendor, Agrium Inc., Agrium Products, any of their respective Affiliates, or a Third Party relating to the Orica Assets, the Controlled Release Facilities and the TCPL Surplus Rights; and

(iii)	relating to the Excluded Liabilities set forth in subsections (i), (iii), (iv) and (v) of the definition thereof.
(b)	Purchaser will indemnify the Vendor Indemnified Parties for all Claims for any Purchase Agreement Default by Purchaser or Terra, in respect of the Purchased Assets.
12.2 Limitations of Liability
          Notwithstanding anything to the contrary contained herein:
(a)	Vendor’s obligations and liabilities pursuant to this Agreement in respect of a breach of its representations and warranties hereunder shall be subject to the following limitations:
(i)	Vendor shall have no liability with respect to any individual loss or series of related losses that do not exceed $200,000 (“DeMinimis Losses”).

(ii)	Vendor shall have no liability until the aggregate of claims exceeds $5,000,000 (which shall include any DeMinimis Losses) and, upon the aggregate of claims exceeding such amount, Vendor shall be required to indemnify the Purchaser Indemnified Parties in respect of only the amount in excess of such amount.

(iii)	The total of the liabilities and indemnities of Vendor under this Agreement in respect of a breach of representations and warranties hereunder shall not exceed 50% of the Purchase Price, as adjusted pursuant hereto.

(iv)	Purchaser is not aware of any material misrepresentation or breach of any representation or warranty made by Vendor pursuant to this Agreement. Purchaser shall have no remedy or causes of action for a breach of representation and warranty by Vendor and shall not be entitled to receive any amounts pursuant to this Article 12 with respect to any item for which (A) a claim for or a reduction in the Purchase Price has been or could have been made pursuant to Article 8 or (B) payment has been made by Vendor pursuant to Article 10.
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(v)	Vendor shall have no liability in connection with indemnified losses relating to breach of representations and warranties unless Purchaser commences a Claim prior to 18 months after Closing, provided that:
(A)	in the case of a Claim in respect of the representations and warranties set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.1(i), 6.2(a), 6.2(b), 6.2(c), 6.2(d), 6.2(e), 6.3(a), 6.3(b), 6.3(c), 6.3(d) and 6.3(e) or in the case of a Claim in respect of a representation or warranty based on fraud, there shall be no limit within which such Claim may be made;

(B)	in the case of a Claim in respect of the representations and warranties set forth in Section 6.1(y), Claims may be made at any time prior to the date which is 90 days following the date on which the last applicable limitation period under Applicable Law related to Tax expires with respect to any taxation year which is relevant in determining any liability under this Agreement with respect to Tax matters; and

(C)	in the case of a Claim in respect of the representations and warranties set forth in Section 6.1(k), Claims may be made at any time prior to the date that is 30 months after Closing.
(b)	Purchaser’s obligations and liabilities pursuant to this Agreement in respect of a breach of its representations and warranties hereunder shall be subject to the following limitations:
(i)	Purchaser shall have no liability with respect to any individual loss or series of related losses that do not exceed $200,000.

(ii)	Purchaser shall have no liability until the aggregate of claims exceeds $5,000,000 and, upon the aggregate of claims exceeding such amount, Purchaser shall be required to indemnify the Vendor Indemnified Parties in respect of only the amount in excess of such amount;

(iii)	The total of the liabilities of Purchaser under this Agreement in respect of a breach of its representations and warranties hereunder shall not exceed 50% of the Purchase Price, as adjusted pursuant hereto.

(iv)	Purchaser shall have no liability in connection with indemnified losses relating to breach of representations and warranties unless Vendor commences a claim prior to 18 months after Closing.
(c)	No Party shall in any circumstances whatsoever, be liable to the other Party under this Agreement for any Consequential Damages.

(d)	No Party shall have any liability for a Claim to the extent such Claim is solely caused by or the result of, the negligence or wilful misconduct of the other Party.
Vendor and Purchaser acknowledge and agree that the foregoing limitations of liability and indemnity, howsoever expressed, represent limitations of liability, are reasonable and represent the agreed upon allocation between Vendor and Purchaser of all risks and liabilities, whether known or unknown, actual or contingent, pertaining to the transactions contemplated by this Agreement.
12.3 Procedure — Indemnities
          The following procedures shall be applicable to any Claim by the Purchaser Indemnified Parties or the Vendor Indemnified Parties, as applicable (the “Indemnitee”) for indemnification pursuant to this Agreement from the indemnifying Party (the “Indemnitor”) in respect of a Claim by a Third Party:
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(a)	upon the Third Party claim being made against or commenced against the Indemnitee, the Indemnitee shall within 10 Business Days of its receipt thereof provide notice thereof to the Indemnitor. The notice shall describe the Third Party claim in reasonable detail and indicate the estimated amount, if practicable, of the indemnifiable losses that has been or may be sustained by the Indemnitee in respect thereof. If the Indemnitee does not provide notice to the Indemnitor within such 10 Business Day period, then such failure shall only lessen or limit the Indemnitee’s rights to indemnity hereunder to the extent that the defence of the Third Party claim was prejudiced by such lack of timely notice;

(b)	if the Indemnitor acknowledges to the Indemnitee in writing that the Indemnitor is responsible to indemnify the Indemnitee in respect of the Third Party claim pursuant hereto, the Indemnitor shall have the right to do either or both of the following:
(i)	assume carriage of the defence of the Third Party claim using legal counsel of its choice and at its sole cost; and/or

(ii)	settle the Third Party claim provided the Indemnitor pays the full monetary amount of the settlement and the settlement does not impose any restrictions or obligations on the Indemnitee;
(c)	the Indemnitee and the Indemnitor shall co-operate with the other in the defence of the Third Party claim, including making available to the other, its directors, officers, employees and consultants whose assistance, testimony or presence is of material assistance in evaluation and defending the Third Party claim;

(d)	the Indemnitee shall not enter into any settlement, consent order or other compromise with respect to the Third Party claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed), unless the Indemnitee waives its rights to indemnification in respect of the Third Party claim;

(e)	upon payment of the Third Party claim, the Indemnitor shall be subrogated to all claims the Indemnitee may have relating thereto. The Indemnitee shall give such further assurances and co-operate with the Indemnitor to permit the Indemnitor to pursue such subrogated claims as reasonably requested by it; and

(f)	if the Indemnitor has paid an amount pursuant to the indemnification obligations herein and the Indemnitee shall subsequently be reimbursed from any source in respect of the Third Party claim from any other Person, the Indemnitee shall promptly pay the amount of the reimbursement (including interest actually received) to the Indemnitor, net of Taxes required to be paid by the Indemnitee as a result of any such receipt.
12.4 No Merger
          The representations and warranties of Vendor and Purchaser set forth in this Agreement shall be deemed to apply to, and shall not merge in, all transfers, assignments and other documents conveying any of the Purchased Assets from Vendor to Purchaser.
12.5 Guarantee
          Terra hereby guarantees to Vendor the due payment and performance of all obligations and liabilities of Purchaser and its Affiliates under or in respect of this Agreement.
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ARTICLE 13
CONFIDENTIALITY AND PRIVACY
13.1 Confidentiality Obligations
          In addition to the obligations of the Parties under the Confidentiality Agreement, each of the Parties acknowledges and agrees that the terms and conditions of this Agreement are confidential, and each Party and its agents shall not disclose such terms or conditions to any other Person or entity, except:
(a)	as may be required by Applicable Laws or as necessary or desirable (if consistent with past practice) to comply with applicable securities laws;

(b)	as may be appropriate to obtain advice from its technical, legal or financial advisors;

(c)	as may be required to permit other Persons rendering services to such Party in connection with this Agreement to render such services;

(d)	as may be required to permit such Party to pursue all available remedies for a Purchase Agreement Default hereunder; or

(e)	as may be agreed by the Parties, acting reasonably.
Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, the Parties and their Affiliates and their respective representatives may disclose the terms of this Agreement and anything relating thereto to the Bureau and the FTC.
13.2 Press Release
          Subject to disclosures required by Applicable Laws, as contemplated in the Confidentiality Agreement, Agrium Inc. and Terra shall cooperate with each other in disseminating written information concerning this Agreement and the transactions contemplated herein, and shall discuss drafts of all press releases and other written statements for dissemination to the public pertaining hereto.
13.3 Compliance with Applicable Privacy Laws
          In addition to any other confidentiality and non-disclosure obligations of the Parties hereunder and under the Confidentiality Agreement, a Party receiving any Personal information shall be responsible for compliance with the applicable Privacy Laws which govern the collection, use and disclosure of Personal Information. Any Party that receives any Personal Information shall limit, and shall cause its employees and agents to limit, the use, collection and disclosure of such Personal Information to those purposes that relate to this Agreement and shall otherwise limit disclosure of such Personal Information to disclosure required or permitted by Applicable Law. Any Party that receives Personal Information shall use appropriate security measures to protect such Personal Information against disclosure, other than as permitted under this Agreement.
ARTICLE 14
DISPUTE RESOLUTION
14.1 Dispute Resolution
(a)	Vendor and Purchaser shall work together in good faith to resolve any disputes relating to this Agreement for 10 days from the date of written notice by either Vendor or Purchaser first describing the applicable dispute. If Vendor and Purchaser are unable to resolve such dispute within the applicable period, the Chief Executive Officer of each of Purchaser and Vendor or such other senior officer as may be designated by such Parties from time to time (or an authorized representative thereof) (each such designee, a “Resolution
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Representative”) shall meet to resolve the dispute in good faith. If the Resolution Representatives are unable to resolve such dispute within 10 days following referral of such dispute pursuant to this Section 14.1(a), then such dispute shall proceed to mediation in accordance with the procedures set forth in Section 14.1(b) below.
(b)	In the event that the Resolution Representatives are unable to resolve any dispute, Vendor and Purchaser agree to mediate any such dispute prior to the arbitration provided for below. Within five days of a demand for mediation by either Vendor or Purchaser, Vendor and Purchaser shall each submit to each other a potential mediator along with potential times, dates, and locations for any such mediation; provided, that if either Party shall fail to name its potential mediator within such five day period, then the other Party’s selected mediator shall be the mediator for all purposes of this Article 14. If Vendor and Purchaser each submit a mediator and cannot agree to the selection of the single mediator within a five day period following submission of each Party’s candidate, the two mediators chosen shall select the mediator to be utilized. It is the intention of Vendor and Purchaser that any mediation demanded pursuant to this Agreement shall be held and completed within 20 days of any demand. If the mediator is unable to resolve such dispute to the satisfaction of Vendor and Purchaser within 20 days following referral of such dispute pursuant to this Section 14.1(b), then such dispute shall be resolved by arbitration in accordance with the procedures set forth in Section 14.1(c) below.

(c)	Any dispute that is not resolved by Vendor and Purchaser in accordance with the procedures set forth above shall be finally settled by binding arbitration between Vendor and Purchaser as provided herein. The place of arbitration shall be Toronto, Ontario. The arbitration shall be conducted in accordance with the then-prevailing rules the ADR Institute of Canada, Inc. National Arbitration (or any successor or other institution performing comparable services) (the “Rules”) by a panel of three arbitrators (the “Arbitrators”). Within five days of the failure of a mediation, each of Vendor and Purchaser shall nominate one arbitrator; provided that if either Party shall fail to appoint its respective arbitrator within such 5-day period, then the other Party shall have the right to appoint such arbitrator on behalf of the non-nominating Party. Within and no later than five days after the nomination or appointment of the arbitrators, the two arbitrators shall agree upon and nominate the third arbitrator, who shall act as chairman of the panel. Each of Vendor and Purchaser shall pay its own costs for the arbitration, with the cost of the Arbitrators to be equally divided between Vendor and Purchaser. The Arbitrators shall have the authority to award damages provided the Arbitrators shall only have authority to award aggravated or punitive damages (notwithstanding Section 12.2(c)) with respect to disputes as compensation for unreasonable or reckless conduct, provided that any such award may be subject to judicial review at the option of either Vendor or Purchaser. A judgment upon an award may be enforced at any court having jurisdiction. Other than to enter an award in court, neither Vendor nor Purchaser nor the Arbitrators may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the other participating Party.

(d)	Any decision made by a mediator or Arbitrator pursuant to this Article 14 shall be made in accordance with the following principles: such decision shall (i) not be inconsistent with the terms of this Agreement, (ii) consider the intentions of the Parties in entering into this Agreement and the transactions contemplated hereby and (iii) shall be consistent with other transactions of the type contemplated by this Agreement.

(e)	For the avoidance of doubt, no decision made by the Arbitrators hereunder shall be inconsistent with any order of the FTC or Bureau or any agreement between either the Bureau or the FTC and Vendor, in each case to the extent relating to the Purchased Assets or the Facility.
ARTICLE 15
NOTICES
15.1 Notices
          All notices required or permitted hereunder shall be in writing. Any notice to be given hereunder shall be deemed to be properly provided if delivered: (i) personally, by delivering the notice to the Party on which it
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is to be served at that Party’s address for notices, as set out below; (ii) by facsimile (or by any other like method by which a written message may be sent) directed to the Party on which it is to be delivered at that Party’s facsimile number, as set out below; or (iii) by email (with any attachments to be in portable document format) directed to the Party on which it is to be delivered at that Party’s email address, as set out below. In the absence of independent corroborated evidence to the contrary, a notice sent via facsimile or email with printed or electronic confirmation of sending or transmission shall be deemed to be delivered when sent. The address, facsimile number and email address for delivery of notices hereunder of each of the Parties are set forth on the execution page hereto. A Party may change its address, facsimile number or email address for delivery by notice to each other Party, and such changed address for notices thereafter shall be effective for all purposes of this Agreement.
(a)	Vendor:
Agrium Inc.
13131 Lake Fraser Drive SE
Calgary, AB T2J 7E8
Attention: Joni Paulus, General Counsel
Phone: (403) 225-7016
Fax: (403) 225-7610
E-Mail: JPaulus@agrium.com
(b)	Agrium Inc.:
Agrium Inc.
13131 Lake Fraser Drive SE
Calgary, AB T2J 7E8
Attention: Joni Paulus, General Counsel
Phone: (403) 225-7016
Fax: (403) 225-7610
E-Mail: JPaulus@agrium.com
(c)	Agrium Products:
Agrium Inc.
13131 Lake Fraser Drive SE
Calgary, AB T2J 7E8
Attention: Joni Paulus, General Counsel
Phone: (403) 225-7016
Fax: (403) 225-7610
E-Mail: JPaulus@agrium.com
(d)	Terra:
Terra Industries Inc.
600 Fourth Street
P.O. Box 6000
Sioux City, Iowa 51102-6000
Attention: John Huey, Vice-President, General Counsel and Corporate Secretary
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Phone: (712) 277-1340
Fax: (712) 233-5586
E-Mail: jhuey@terraindustries.com
(e) Purchaser:
Terra International (Canada) Inc.
600 Fourth Street
P.O. Box 6000
Sioux City, Iowa 51102-6000
Attention: John Huey, Vice-President, General Counsel and Corporate Secretary
Phone: (712) 277-1340
Fax: (712) 233-5586
E-Mail: jhuey@terraindustries.com
ARTICLE 16
FURTHER ASSURANCES AND COOPERATION
16.1 Further Assurances and Cooperation
          Vendor and Purchaser each agree to use commercially reasonable efforts in an attempt to satisfy the conditions precedent contained in Section 4.1 and take such other actions as may be reasonably necessary to carry out their obligations hereunder, including: (i) making every effort to ensure that Closing occurs prior to the expiry of any deadline imposed by the FTC or the Bureau as part of their approval of the CF Industries Transaction; (ii) following Closing, preparing and executing all further documents, trust indentures, conveyances and other instruments as may be reasonably required to convey the Purchased Assets to Purchaser and to ensure that Vendor or its Affiliate has or maintains title to, and all rights and entitlements in connection with, the Excluded Assets, including at Vendor’s request, either prior to or following Closing, Purchaser shall take such other actions as may be reasonably necessary to apply for and complete the legal subdivision of all or a portion of the Leaseback Lands from the Lands, as determined by Vendor, acting reasonably (the “Retained Lands”) to ensure that Vendor or its Affiliates retain fee simple title to the Retained Lands or that fee simple title to the Retained Lands are conveyed to Vendor or its Affiliates following Closing; and (iii) cooperating in dealings with the FTC and the Bureau, provided that this Section 16.1 shall not require Vendor or its Affiliates to consummate or seek to take any action to consummate the CF Industries Transaction; and (iv) prior to or following Closing, at Vendor’s request, Purchaser shall execute such general and specific easements, utility rights of way, and other agreements and registrations reasonably required by Vendor or its Affiliates to operate, maintain and obtain access to the Excluded Assets and to obtain access to and use the Leaseback Lands and the Retained Lands; and in the event of the retention of fee simple title to the Retained Lands by Vendor or its Affiliates, or in the event of the transfer of fee simple to the Retained Lands to Vendor or its Affiliates, Vendor or its Affiliates, as the case may be, shall, at Purchaser’s request, execute such general and specific easements, utility rights of way, and other agreements and registrations reasonably required by Purchaser to operate, maintain and obtain access to the Facility, and Vendor or its Affiliates shall permit the registration of same against the Retained Lands.
          The terms and conditions which may be required by any Authorized Authority in relation to the subdivision of the Retained Lands shall be acceptable to Purchaser, acting reasonably, and shall not materially interfere with Purchaser’s use and operation of the Purchased Assets. In the event that the terms and conditions imposed by any Authorized Authority in respect of subdivision of the Retained Lands are unacceptable to Purchaser and Vendor disagrees with Purchaser’s determination, Vendor may refer such matter to dispute resolution in accordance with Article 14. Vendor shall keep Purchaser fully apprised of the status of such subdivision application. Vendor shall be responsible for all costs incurred by Vendor in relation to applying for and obtaining approval of the subdivision of the Retained Lands from the Lands, including costs of preparing surveys, consultants’ reports and other similar matters required in connection therewith.
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          Without limiting the generality of the foregoing, (i) Vendor, Agrium Inc. and Agrium Products agree to use commercially reasonable efforts to work with the Bureau and the FTC in order to provide that the Closing Date shall be the first Business Day of the month immediately following the first month in which all of the conditions precedent set forth in Article 4 are and remain satisfied or satisfiable; provided however, if such first Business Day is less than 10 days from when all such conditions precedent are satisfied, then the Closing Date shall be the first Business Day of the next following month, and to further provide that in no event shall the Closing Date occur later than the date that is 90 days following the date upon which the CF Industries Transaction Closing occurs. Purchaser shall use commercially reasonable efforts to obtain any Purchaser Required Approvals required under the Competition Act as soon as is reasonably practicable after the date of this Agreement and Vendor shall reasonably cooperate with Purchaser in relation thereto. Purchaser shall be responsible for any costs and fees associated with the Purchaser Required Approval under the Competition Act. During the course of obtaining any such Purchaser Required Approvals, if any objections are asserted by the Commissioner of Competition with respect to the transaction contemplated herein, or if any proceeding is instituted by the Commissioner of Competition challenging the transaction contemplated herein, Purchaser shall use commercially reasonable efforts to resolve any such objections or proceeding as soon as is reasonably practicable. Notwithstanding anything contrary in this Agreement, Purchaser shall not be required to enter into any settlement, agreement, or other arrangement with the Commissioner of Competition to divest or otherwise hold or maintain separate assets or properties; (ii) Vendor and Purchaser shall, within a reasonable period of time prior to the Closing Date, provide such information and other documentation as is required by the Foreign Ownership of Land Administration Department for the purposes of obtaining pre-approval from such department with respect to the registration of the transfers of the Lands; (iii) Purchaser shall execute such consents and approvals as may be required by any Authorized Authority or reasonably requested by Vendor to apply for and complete the subdivision of the Retained Lands and shall execute such conveyances and other instruments as reasonably required to ensure that fee simple title to the Retained Lands is maintained by or conveyed to Vendor, including executing and delivering a registerable transfer of land for the Retained Lands to Vendor or such Affiliates of Vendor as it may direct; and (iv) Purchaser shall execute such easements, utility rights of way and other registrations in such form as determined by Vendor, acting reasonably and permit the registration of same against Purchaser’s interest in the Lands as required by Vendor or its Affiliates to operate, maintain and obtain access to the Excluded Assets and to obtain access to and use the Leaseback Lands and the Retained Lands.
          Notwithstanding the foregoing, nothing in this Agreement shall require or be construed to require Purchaser or Vendor or any of their respective Affiliates to commit: (a) to any divestiture of assets whatsoever (other than for Purchaser to convey the Retained Lands in accordance with the foregoing paragraphs of this Section 16.1 and with respect to Vendor, other than as contemplated by this Agreement); (b) to any undertaking, license or hold separate or similar arrangement or conduct of business arrangement or to terminate any relationship, rights or obligations or to do any other act, to the extent such commitment, action or termination would be reasonably likely to be materially adverse to the business, financial condition or prospects of the business which is the subject of this Agreement or to Purchaser or Vendor or any of their respective Affiliates, as determined by Purchaser or Vendor, as the case may be, in its sole discretion acting reasonably; or (c) to enter into any litigation or any dispute or appeal process with any governmental authority or Third Party.
16.2 Consents
(a)	Vendor shall use commercially reasonable efforts to obtain all material consents, authorizations or approvals, including consents required pursuant to the TCPL Lease (each a “Consent”) required under any of the terms or provisions of any material contract relating to the Facility in connection with the completion of the sale of the Purchased Assets to Purchaser in accordance with the terms of this Agreement.

(b)	Subject to Section 16.2(c), to the extent that any of the Purchased Assets are not capable of being sold, assigned, transferred, delivered or subleased without a Consent, or if such sale, assignment, transfer, delivery or sublease, or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any Applicable Law, this Agreement shall not constitute a sale, assignment, transfer, delivery or sublease thereof, or an attempted sale, assignment, transfer, delivery or sublease thereof until such Consent is received.
Execution Version

(c)	To the extent that the Consents are not obtained by Vendor by Closing, other than Vendor Required Approvals, Vendor shall, following the Closing Date:
(i)	hold the benefits of any Purchased Asset referred to in Section 16.2(b) in trust for Purchaser in accordance with the provisions of this Section 16.2(b);

(ii)	cooperate in any commercially reasonable and lawful arrangement, approved by Purchaser, designed to provide such benefits to Purchaser; and

(iii)	use commercially reasonable efforts following the Closing Date to obtain such Consents.
ARTICLE 17
MISCELLANEOUS
17.1 Transaction Costs
          Each of the Parties shall be responsible for all costs (including financial advisory, accounting, legal and other professional or consulting fees and expenses) incurred by it and its Affiliates in connection with this Agreement and the transactions contemplated hereby.
17.2 No Third Party Beneficiary Rights
          Except as provided in Article 12, this Agreement shall be construed to benefit the Parties and their respective successors and permitted assigns only and shall not be construed to create Third Party beneficiary rights in any other Person.
17.3 Entire Agreement
          This Agreement, including any Schedules hereto, constitutes the entire agreement between the Parties on the matters herein set forth and supersedes all prior discussions and understandings on such matters (including the Letter Agreement). Subject to Article 7, each of Terra and Agrium hereby release the other from any liability or obligation under the Letter Agreement, including, without limiting the foregoing, Terra’s obligations under Section 12(a) of the Letter Agreement.
17.4 Survival
          The expiry or termination of this Agreement will not discharge or release either Party from any of its liabilities or obligations accrued at the time of such expiry or termination or from any of its liabilities or obligations that expressly continue beyond or arising out of such expiry or termination of this Agreement.
17.5 Severability
          If any provision of this Agreement is determined to be invalid or unenforceable under the laws of the Province of Alberta, or the laws of Canada applicable therein, or under any Applicable Laws or the terms and provisions of any authorizations, the remainder of this Agreement, or the application of the provisions of this Agreement to Persons or circumstances other than those to which it is held invalid or unenforceable, will not be affected thereby.
17.6 Waiver
(a)	No waiver by any Party of any default by another Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release such Party from performance of, any other provision, condition or requirement herein, nor shall such waiver be deemed to
Execution Version

be a waiver of, or in any manner a release of, such Party from future performance of the same provision, condition or requirement.
(b)	Any delay in exercising or failure to exercise any right, remedy, power or privilege hereunder on the part of any Party shall not operate as a waiver thereof nor impair the exercise of any such right, remedy, power or privilege or any other right, remedy, power or privilege accruing to such Party thereafter.

(c)	The failure of a Party to perform its obligations hereunder shall not release another Party from the performance of its obligations.
17.7 Amendments
          No amendment to this Agreement, including any Schedule hereto, shall be binding upon a Party unless agreed to by the Parties in writing.
17.8 Time
          Time shall be of the essence hereof.
17.9 Governing Law
          This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be construed, interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. There will be no application of any conflict of laws rules inconsistent with this Section 17.9.
17.10 Enurement
          This Agreement shall enure to the benefit of and be binding upon the Parties hereto and, to the extent permitted hereunder, their successors and assigns.
17.11 Counterpart Execution
          This Agreement may be executed and delivered in separate counterparts and delivered by one Party to the other by facsimile or email (in portable document format), each of which when so executed and delivered shall be deemed an original and all such counterparts shall together constitute one and the same agreement. If this Agreement is delivered by facsimile or email, the Party so delivering this Agreement shall within a reasonable time after such delivery deliver an originally executed copy to the other Parties.
The Rest of this Page Left Intentionally Blank
Execution Version

          IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first set out above.

AGRIUM, a general partnership		TERRA INDUSTRIES INC.

Per:	/s/ Ron Wilkinson	Per:	/s/ Michael L. Bennett
Manager

Per:	/s/ Bruce Waterman	Per:
Manager

AGRIUM INC.		TERRA INTERNATIONAL (CANADA) INC.

Per:	/s/ Ron Wilkinson	Per:	/s/ Michael L. Bennett

Per:	/s/ Bruce Waterman	Per:

AGRIUM PRODUCTS INC.

Per:	/s/ Ron Wilkinson

Per:	/s/ Bruce Waterman

This is a counterpart execution page to the Carseland Facility Interest Purchase and Sale Agreement dated
February 15, 2010 between Agrium, Agrium Inc., Agrium Products Inc., Terra Industries Inc.
and Terra International (Canada) Inc.
Execution Version